Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

L-3 COMMUNICATIONS CORPORATION,

CACI INTERNATIONAL INC

(solely for purposes of Section 10.20 hereof)

and

CACI, INC.-FEDERAL

dated as of December 7, 2015

Table of Contents

i

Exhibits and Annexes

Exhibit AAgreed Accounting Principles

Exhibit BPre-Closing Transfers

Exhibit CForm of Section 1445 Tax Certificate

Exhibit DTransferred Employees

Annex IForm of Patent License Agreement

Annex IIForm of Master Services Agreement – L-3 Buyer

Annex IIIForm of Master Services Agreement – NSS Buyer

Annex IVForm of Transfer and Novation Agreements

Annex VForm of Transition Services Agreement

Annex VIForm of Patent Assignment Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 7, 2015, is entered into among L-3 COMMUNICATIONS CORPORATION, a Delaware corporation ("Seller"), CACI INTERNATIONAL INC, a Delaware corporation (“Parent”), solely for purposes of Section 10.20 [Parent Guarantee] hereof, and CACI, INC.-FEDERAL, a Delaware corporation ("Buyer", and together with Seller, the "parties").

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Sold Shares") of L-3 National Security Solutions, Inc., a Delaware corporation, and L-3 Data Tactics Corporation, a Virginia corporation (together, the "Companies");

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Sold Shares, on the terms and subject to the limitations and conditions set forth in this Agreement;

WHEREAS, as a condition and material inducement to Seller’s execution of this Agreement, Parent has agreed to guarantee the obligations of Buyer hereunder, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Key Employees (as defined herein) has entered into an agreement with the Buyer or one of its Affiliates (the "Key Employee Agreements"), which Key Employee Agreements shall become effective only upon the Closing (as defined herein), all on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Section 1.1Certain Defined Terms

.  As used in this Agreement, the following terms shall have the following meanings:

"’253 Patent" shall have the meaning set forth in Section 5.24(b)

"2015 Bonus Payments" shall mean the annual bonuses to be paid by Seller to the Business Employees on the Closing Date in respect of 2015 pursuant to the Company Benefit Plan in which the Business Employees participate prior to Closing.

"Accounting Firm" shall have the meaning set forth in Section 2.5(d).

"Acquisition Proposal" shall have the meaning set forth in Section 5.28(a).

"Acquisition Subsidiaries " shall mean Titan Facilities and L-3 NSS International.

"Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person within the meaning of the Securities Exchange Act of 1934, as amended.

"Agreed Accounting Principles" shall mean the accounting principles set forth in Exhibit A, which accounting principles shall, unless otherwise provided therein, be in accordance with the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the Financial Statements and otherwise in accordance with GAAP.

"Agreement" shall mean this Stock Purchase Agreement among the parties hereto (including the Annexes, Exhibits and Schedules attached hereto), as amended, modified or supplemented from time to time.

"AISA License" means that certain business license with the Afghanistan Investment Support Agency held by L-3 Afghanistan, LLC.

"Audited Financial Statements" shall have the meaning set forth in Section 3.5(a).

"Business" shall mean Seller's National Security Solutions business, which provides certain enterprise and mission information technology solutions and services.

"Business Contract" shall mean any Contract, Government Contract or Government Bid (including any re-compete, renewal or extension of any of the foregoing) entered into or submitted by, as the case may be, any Sold Company in the conduct or operation of the Business as of the Closing Date pursuant to which a Sold Company is a vendor to third parties.

"Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

"Business Employee" shall mean, except as indicated on Schedule 1.1(a)(i), each paid or unpaid Employee of any Sold Company (i) who is employed as of the Closing Date, including in each case those Employees absent from work on the Closing Date on account of paid time-off, vacation, sick or personal leave, short- or long-term disability or other leave of absence (other than a leave of absence resulting from a reduction in force or a "bridging" of age or service credit for purposes of a Company Group Plan), or (ii) is a former Employee otherwise described above and with respect to whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or applicable Law.

"Buyer" shall have the meaning set forth in the preamble.

"Buyer 401(k) Plan" shall have the meaning set forth in Section 5.9(b).

“Buyer Covered IP” shall have the meaning set forth in Section 5.24(d).

"Buyer Disclosure Schedule" shall mean a schedule delivered by Buyer to Seller on the date hereof.

"Buyer Fundamental Representations" means the representations and warranties of Buyer set forth in Sections 4.1 [Organization], 4.2 [Authorization, Enforceability] and 4.7 [No Brokers' or Other Fees].

"Buyer Group Entities" shall have the meaning set forth in Section 4.10.

"Buyer Indemnified Persons" shall have the meaning set forth in Section 9.2(a).

"Buyer Soliciting Party" shall have the meaning set forth in Section 5.12(a)(iii)(C).

"Cap" shall have the meaning set forth in Section 9.2(b).

"Cash" shall mean an amount (which amount may be positive or negative) equal to the sum of cash, cash equivalents and marketable investments (plus all uncollected bank deposits and less all outstanding checks and checks in transit) of the Sold Companies determined in accordance with GAAP.

"Claim Notice" shall have the meaning set forth in Section 9.4(a).

"Closing" shall have the meaning set forth in Section 2.3.

"Closing Agreements" shall mean (i) the Transition Services Agreement, (ii) the Patent License Agreement, (iii) the Master Services Agreements, (iv) the Transfer and Novation Agreements, (v) the Patent Assignment Agreement and (vi) any other agreement related to the transactions contemplated hereby and mutually agreed by Seller and Buyer to be entered into at Closing.

"Closing Date" shall have the meaning set forth in Section 2.3.

"Closing Date Cash" shall have the meaning set forth in Section 2.5(a).

"Closing Date Indebtedness" shall have the meaning set forth in Section 2.5(a).

"Closing Date Net Working Capital" shall have the meaning set forth in Section 2.5(a).

"Closing Statement" shall have the meaning set forth in Section 2.5(a).

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Company Group Plans" shall have the meaning set forth in Section 3.12(a).

"Company Intellectual Property" shall have the meaning set forth in Section 3.14(a).

"Company Material Adverse Effect" shall mean any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on (a) the Business, assets, properties, results of operations or financial condition of the Sold Companies, taken as a whole, or (b) the ability of Seller or the Sold Companies to consummate the Transactions, but shall exclude any effects resulting from or relating to (i) events or changes affecting economic conditions as a whole or the capital, financial, or banking markets generally in the United States or in any other country or in any international market(s) in which the Business or the Sold Companies operate; (ii) changes in general business or economic conditions affecting the industries in which the Business or the Sold Companies operate (including changes in exchange rates, embargoes and tariffs); (iii) changes in Law or GAAP or other applicable accounting principles or the interpretation thereof after the date hereof; (iv) earthquakes, tsunamis or similar catastrophes, sabotage, or the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war and whether or not commenced before or after the date hereof, or the occurrence or the escalation of any military or terrorist attack upon any country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation or personnel of any country; (v) the announcement (or other publicity with respect to) or performance of this Agreement, the Closing Agreements or the transactions contemplated hereby or thereby, including by reason of (a) the identity of Buyer or (b) the resignation or termination of any employee of the Business or the Sold Companies; (vi) any failure to meet internal projections, public estimates or expectations to the extent relating to the Business (it being understood that the change, event, condition, fact, occurrence or effect giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (vii) any actions taken by or for Buyer or to which Buyer has consented in writing or agreed pursuant to this Agreement; provided, however, that in the case of the foregoing clauses (i), (ii), (iii) and (iv), such change, effect, event, circumstance, occurrence, state of facts or development shall not be excluded from the definition of "Company Material Adverse Effect" to the extent it has, or would reasonably be expected to have, a disproportionate effect on the Sold Companies relative to other comparable businesses operating in the industry in which the Sold Companies operate.

"Company Software" shall have the meaning set forth in Section 3.14(b).

"Competitive Product" shall mean any (i) labor-based services or solutions provided by any Sold Company under any Business Contract, (ii) labor-based services or solutions provided by any Sold Company similar in substance and scope to services or solutions provided by any Sold Company under any Business Contract or for which any Sold Company has submitted a proposal or bid since January 1, 2014, and (iii) opportunities to provide labor-based services that are set forth on Schedule 1.1(a)(ii).

"Confidentiality Agreement" shall mean the confidentiality agreement dated July 14, 2015, between CACI International Inc and Seller.

"Consents" shall mean consents, approvals, authorizations, permits, clearances (including any national security clearances), exemptions, notices or the expiration or termination of any prescribed waiting period.

"Contract" shall mean each contract, lease, sublease, license, indenture, sales or purchase order, agreement or commitment.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” shall mean, the Sold Companies’ “Current Assets” calculated on the basis of the Agreed Accounting Principles set forth on Exhibit A.  Notwithstanding the foregoing, the term “Current Assets” shall not include any (i) Cash; (ii) Tax refunds or deferred Tax assets; (iii) Intercompany Payables and Receivables or Intercompany Indebtedness (except for any Intercompany Payables and Receivables or Intercompany Indebtedness that will remain outstanding after the Closing pursuant to Section 5.15); or (iv) any current assets required to be transferred to Seller or a subsidiary of Seller pursuant to a Pre-Closing Transfer.

“Current Liabilities” shall mean, the Sold Companies’ “Current Liabilities” calculated on the basis of the Agreed Accounting Principles set forth on Exhibit A.  Notwithstanding the foregoing, the term “Current Liabilities” shall not include any (i) Indebtedness or Intercompany Indebtedness (except for any Intercompany Indebtedness that will remain outstanding after the Closing pursuant to Section 5.15); (ii) deferred Tax liabilities; (iii) Intercompany Payables and Receivables (except for any Intercompany Payables and Receivables that will remain outstanding after the Closing pursuant to Section 5.15); (iv) accrual with respect to the 2015 Bonus Payments; or (v) current liabilities required to be assumed by Seller or a subsidiary of Seller pursuant to a Pre-Closing Transfer.

"Current Representation" shall have the meaning set forth in Section 5.23(a).

"D&O Indemnified Parties" shall have the meaning set forth in Section 5.18(a).

"Debt Financing" shall mean the financing contemplated by the Debt Financing Commitment.

"Debt Financing Commitment" shall have the meaning set forth in Section 4.6.

"Debt Financing Sources" shall have the meaning set forth in Section 4.6.

"Debt Release Letters" shall have the meaning set forth in Section 2.4(a)(vii).

“Delta Lord Joint Venture” shall mean The Delta/Lord Joint Venture, a partnership registered with the State of Florida.

"Designated Person" shall have the meaning set forth in Section 5.23(a).

"DOJ" shall have the meaning set forth in Section 5.3(b).

"DT 401(k) Plan" shall have the meaning set forth in Section 5.9(b).

“Effective Time” shall mean 12:01 a.m., New York time, on the Closing Date.

"Eligibility Date" shall have the meaning set forth in Section 2.5(d).

"Employee" of any entity shall mean any current or former executive, officer, employee, director, consultant, or independent contractor of such entity.  This definition does not reflect the status of an executive, officer, director, consultant, or independent contractor with respect to any entity, and is not intended to create any employment relationship with the entity where there is none.

"Encumbrance" shall mean any lien, mortgage, charge, pledge, encumbrance, easement, lease, restriction of record, deed of trust, right of first refusal or first offer to purchase an applicable property, option, right of way, easement, security interest, or other transfer restriction, but excluding licenses of Intellectual Property.

"Enterprise Value" shall have the meaning set forth in Section 2.2(a)(i).

"Environmental Claim" shall mean any written claim, action, suit or proceeding by any Person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any applicable Environmental Laws, or concerning the Release of or human exposure to Hazardous Materials.

"Environmental Laws" shall mean all Laws relating to pollution or protection of the environment or, to the extent resulting in exposure to Hazardous Material, public or worker health and safety, including such Laws relating to the manufacture, use, distribution, marketing, labeling, notification, registration, packaging, import, transport, treatment, storage, disposal, release or threatened release of a Hazardous Material.

"Equatorial Guinea Receivable" shall mean the receivable of the Business recorded at $7,102,137 in the Unaudited Financial Statements relating to the Equatorial Guinea Maritime Security Enhancement Program.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Estimated Closing Date Cash" shall have the meaning set forth in Section 2.2(b).

"Estimated Closing Date Indebtedness" shall have the meaning set forth in Section 2.2(b).

"Estimated Closing Statement" shall have the meaning set forth in Section 2.2(b).

"Estimated Net Working Capital" shall have the meaning set forth in Section 2.2(b).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof.

"Export Control Laws" shall have the meaning set forth in Section 3.25(b).

"Final Closing Statement" shall have the meaning set forth in Section 2.5(d).

"Financial Statements" shall have the meaning set forth in Section 3.5(a).

"FTC" shall have the meaning set forth in Section 5.3(b).

"GAAP" shall mean United States generally accepted accounting principles and practices.

"Government Bid" means any quotation, bid, offer or proposal by any Sold Company prior to the Closing Date which, if accepted or awarded, would result in a Government Contract, including a prime contractor or a higher tier subcontractor to a Governmental Authority, for the development, design, manufacture, license or sale of products (including Software) or the provision of services by any Sold Company.

"Government Contract" means any Contract that (x) is between a Sold Company and a Governmental Authority or (y) is entered into by the Sold Company as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Authority, in either case, for which final payment has not been received as of the date hereof or for which the right of the U.S. government to audit has not expired.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

"Governmental Antitrust Authority" shall mean any Governmental Authority with regulatory jurisdiction over any Consent required for the consummation of the Transactions, under the HSR Act or under Other Competition Laws.

"Governmental Authority" shall (i) mean the government of any sovereign nation or of any state, province, territory, county, municipality or locality (foreign or otherwise), (ii) any governmental, quasi-governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial body, in each case acting for, with or by empowerment of such government or (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Guaranties" shall have the meaning set forth in Section 5.13.

"Hamilton BioVentures" shall mean Hamilton BioVentures, L.P., a Delaware limited partnership.

"Hazardous Materials" shall mean all materials defined as "hazardous substances" or "hazardous wastes," or any other term of similar import under any applicable Environmental

Law, including petroleum (including crude oil or any fraction thereof), friable asbestos, and polychlorinated biphenyls.

"HSR Act" shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incremental Deferred Tax Liability” shall mean, with respect to the Sold Companies, an amount equal to the difference (positive or negative, if any) of (i) the total amount of current net deferred tax liabilities as described in note 10 of the 2014 Audited Financial Statements (excluding the FIN 48 / ASC 740-10 reserve and the reserves related to bonuses and equity compensation), calculated as of the Closing Date in the same manner as such liabilities were calculated for purposes of preparing such 2014 Audited Financial Statements, and (ii) the total amount of current net deferred tax liabilities as reflected in note 10 of the 2014 Audited Financial Statements (excluding the FIN 48 / ASC 740-10 reserve and the reserves related to bonuses and equity compensation).

"Indebtedness" shall mean, with respect to any Person, without duplication, (i) outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, in the case of Indebtedness of the type described in the following clauses (x) and (y), any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of such Person consisting of (x) all obligations of such Person for borrowed money, and (y) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory and supplies incurred in the ordinary course of such Person’s business); (iii) all capitalized lease obligations of such Person; (iv) all "earn-out", contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business or assets by such Person; (v) all obligations of such Person in respect of accrued or declared but unpaid dividends or other distributions; (vi) all liabilities of such Person under any interest rate or currency swap transactions, caps, collars or other hedging transactions (valued at the termination cost thereof); (vii) all obligations of such Person for reimbursement of any letters of credit, performance bonds, surety bonds, corporate guarantees or similar instruments under which advances or other amounts have been drawn; (viii) all guarantees of such Person of any Indebtedness of any other Person (other than Indebtedness of Seller and its Subsidiaries to be released at Closing or in respect of which Seller indemnifies such Person); and (ix) all obligations of Indebtedness of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that for the avoidance of doubt, "Indebtedness" shall not include letters of credit, performance bonds, surety bonds, corporate guarantees or other similar instruments issued and outstanding in connection with the Sold Companies under which no advances or other amounts have been drawn (it being understood that such items are subject to the provisions of Section 5.13 herein).

"Indemnification Claim" shall have the meaning set forth in Section 9.4(a).

"Indemnified Party" shall have the meaning set forth in Section 9.3(a).

"Indemnifying Party" shall have the meaning set forth in Section 9.4(a).

"Initial Purchase Price" shall have the meaning set forth in Section 2.2(a).

"Intellectual Property" shall mean any and all of the following intellectual property existing under the laws of any jurisdiction worldwide:  (i) rights in inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and invention disclosures, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (ii) trademarks, service marks, trade names, brand names, Internet domain names and other indicia of origin, together with the goodwill symbolized by any of the foregoing; (iii) rights in works of authorship and databases (whether or not published), copyrights, and moral rights; (iv) trade secrets, methods, processes and know-how; (v) rights in software, including source code and object code and any documentation, specifications, manuals and materials associated therewith; (vi) any and all common law rights, registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing; (vii) the right to sue for and remedies against past, present and future infringement of any or all of the foregoing and rights of priority and protection of interests therein; and (viii) any other proprietary and intellectual property rights relating to or similar to any of the foregoing.

"Intercompany Indebtedness" shall have the meaning set forth in Section 5.15(b).

"Intercompany Payables and Receivables" shall have the meaning set forth in Section 5.15(a).

"International Company Group Plans" shall have the meaning set forth in Section 3.12(a).

"Investments" means partnership interests or any other equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business association.

"IRS" means the United States Internal Revenue Service.

"ITAR" means International Traffic in Arms Regulations (22 C.F.R. 120 et seq.).

"Jacobs/L-3" shall mean Jacobs/L-3, a Joint Venture, licensed by the State of Florida as a Contractor – Joint Venture.

“Joint Defense Agreement” shall mean that certain Joint Defense and Confidentiality Agreement, dated as of December 3, 2015, by and among Sheppard Mullin Richter & Hampton LLP and Sutherland, Asbill & Brennan LLP on behalf of themselves and their respective clients, Seller and Parent.

“Key Employee” means the individuals set forth on Schedule 1.1(a)(iv).

“Key Employee Agreements” shall have the meaning set forth in the Recitals.

"Knowledge of Seller" shall mean, with respect to the Sold Companies, the actual knowledge of the individuals listed on Schedule 1.1(a)(v), after reasonable inquiry.

"L-3 NSS International" shall mean L-3 NSS international, LLC, a Delaware limited liability company.

"Law" shall mean any statute, law, ordinance, code, policy, treaty, decree, license, regulation or rule of any Governmental Authority or any similar provision having the force or effect of law.

"Leased Real Property" shall mean all right, title and interest of the Sold Companies in and to any parcel of real property pursuant to a lease, sublease, license or other written agreement.

“Lender Parties” shall have the meaning set forth in Section 10.19.

"Loss" or "Losses" shall mean any and all losses, liabilities (excluding contingent liabilities), claims, damages, obligations and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Proceeding); provided, however, that Loss excludes (i) any loss or liability that has been accrued for or reserved against in the Financial Statements (to the extent of such accrual or reserve) and (ii) any punitive damages, any remote or speculative Losses, or Losses that could not reasonably have been foreseen, provided that nothing herein shall prevent a party from recovering for all components of awards against it in third party claims, including punitive damages and remote or speculative Losses.

"Master Services Agreement – L-3 Buyer" shall mean the master services agreement, to be dated as of the Closing Date, substantially in the form attached as Annex II hereto.

"Master Services Agreement – NSS Buyer" shall mean the master services agreement, to be dated as of the Closing Date, substantially in the form attached as Annex III hereto.

"Master Services Agreements" shall mean, collectively, the Master Services Agreement – L-3 Buyer and the Master Services Agreement – NSS Buyer.

"Material Contracts" shall have the meaning set forth in Section 3.15(a).

"Material Government Bid" shall have the meaning set forth in Section 3.22(b).

"Maximum Target Net Working Capital" shall mean an amount equal to the Target Net Working Capital plus $50,000.

"Minimum Target Net Working Capital" shall mean an amount equal to the Target Net Working Capital minus $50,000.

"Net Working Capital" shall mean, as of the applicable time for determination thereof, (i) the aggregate of the Current Assets minus (ii) the aggregate of the Current Liabilities, the methodology of which is set forth in the Agreed Accounting Principles.

"NISPOM" shall have the meaning set forth in Section 3.23.

"Non-Competitive Products" shall mean any product, service, module or component that (a) is not a Competitive Product or (b) is set forth on Schedule 1.1(a)(vi).

"Novated Contracts" shall mean the Contracts set forth on Schedule 1.1(a)(vii).

"Objection" shall have the meaning set forth in Section 2.5(b).

"Obligations" shall have the meaning set forth in Section 10.20(a).

"OFAC" shall have the meaning set forth in Section 3.25(b).

"Order" shall mean any order, judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Ordinary Course of Business" means the ordinary course of the Business through the date hereof, consistent with past practice.

"Other Competition Laws" shall mean all non-U.S. Laws intended to prohibit, restrict or regulate actions having an anti-competitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.

"Parent" shall have the meaning set forth in the Recitals.

"parties" shall have the meaning set forth in the preamble.

“Patent Assignment Agreement” shall mean the assignment agreement, to be dated as of the Closing Date, substantially in the form of Annex VI hereto.

"Patent License Agreement" shall mean the intellectual property license agreement, to be dated as of the Closing Date, substantially in the form attached as Annex I hereto.

"Permits" shall have the meaning set forth in Section 3.8.

"Permitted Encumbrances" shall mean (i) Encumbrances for Taxes or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established to the extent required in accordance with GAAP; (ii) Encumbrances in respect of property or assets imposed by Law that were incurred in the Ordinary Course of Business, including carriers', warehousemen's, materialmen's and mechanics' liens, none of which are delinquent or which are being contested in good faith by appropriate Proceedings (and for which adequate reserves have been established to the extent required in accordance with GAAP); (iii)

pledges or deposits made in the Ordinary Course of Business to secure obligations under workers' compensation, unemployment insurance, social security, retirement and similar laws or similar legislation or to secure public or statutory obligations; (iv) Encumbrances that will be released and, as appropriate, removed of record, at or prior to Closing in accordance with the terms of this Agreement; (v) purchase money liens and liens securing rental payments under capital lease arrangements; (vi) with respect to real property, (A) non-monetary encumbrances, covenants, conditions, easements and restrictions and other similar matters which would be disclosed on a current title report or by public records, (B) statutory liens of landlords, and (C) any conditions that would be shown by a current survey of the real property, in each case, that do not or would not materially interfere with the present uses or occupancy of such real property in the operation of the business currently conducted thereon, and (vii) public roads and highways.

"Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity.

"Post-Closing Consents" shall have the meaning set forth in Section 5.4.

"Post-Closing Representation" shall have the meaning set forth in Section 5.23(a).

"Pre-Closing Disclosure Period" shall have the meaning set forth in Section 5.22(a).

"Pre-Closing Disclosure Schedules" shall have the meaning set forth in Section 5.22(a).

"Pre-Closing Period" shall mean the period from and after the date of this Agreement through the Closing.

"Pre-Closing Tax Period" shall mean any taxable period, or portion thereof, ending on or before the Closing Date.

"Pre-Closing Transfers" shall have the meaning set forth in Section 2.2(b).

"Prior Event Disclosure" shall have the meaning set forth in Section 5.22(a).

"Proceeding" shall have the meaning set forth in Section 3.9.

"Purchase Price" shall have the meaning set forth in Section 2.2(a).

"Real Estate Leases" shall mean, collectively, each lease, sublease, license and other written agreement pursuant to which any Sold Company is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

"Release" shall have the meaning provided in 42 U.S.C. Section 9601(22).

"Representatives" shall have the meaning set forth in Section 3.25(a).

"Resolution Period" shall have the meaning set forth in Section 2.5(b).

"Resolved Matters" shall have the meaning set forth in Section 2.5(b).

"Review Period" shall have the meaning set forth in Section 2.5(b).

"Securities Act" shall have the meaning set forth in Section 4.8.

"Seller" shall have the meaning set forth in the preamble.

"Seller-Controlled Tax Claim" shall have the meaning set forth in Section 5.7(b).

“Seller Covered IP” shall have the meaning set forth in Section 5.24(c).

"Seller Disclosure Schedule" shall mean a schedule delivered by Seller to Buyer on the date hereof with respect to Article III hereof, as may be modified from time to time in accordance with Section 5.22 (including pursuant to the Pre-Closing Disclosure Schedule).

"Seller Fundamental Representations" means the representations and warranties of Seller set forth in Section 3.1 [Organization, Qualification and Corporate Power], Section 3.2 [Authorization, Enforceability], Section 3.3 [Capital Stock of the Sold Companies], Section 3.4 [Subsidiaries] and Section 3.19 [No Brokers' or Other Fees].

"Seller Guarantors" shall have the meaning set forth in Section 5.13.

"Seller Indemnified Persons" shall have the meaning set forth in Section 9.3(a).

"Seller LTPP" shall have the meaning set forth in Section 5.9(h).

"Seller Marks" shall have the meaning set forth in Section 5.24.

"Seller Restricted Employee" shall have the meaning set forth in Section 5.12(a)(iii)(C).

"Sold Companies" shall mean the Companies and the Acquisition Subsidiaries.

"Sold Company Benefit Plan" shall have the meaning set forth in Section 3.12(b).

"Sold Shares" shall have the meaning set forth in the recitals.

"STB" shall have the meaning set forth in Section 5.23(a).

"Straddle Period" shall have the meaning set forth in Section 5.6(a).

"Subsequent Event Disclosure" shall have the meaning set forth in Section 5.22(a).

"Subsidiaries" shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person,

directly or indirectly, owns more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity. The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Target Net Working Capital" shall mean $97,750,000.

"Tax" or "Taxes" shall mean any taxes, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross income, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits or excess profits, business, transfer, registration, escheat, lost or unclaimed property, estimated, withholding, payroll, employment, unemployment insurance, social security, welfare, disability, workers' compensation, severance, cash investment grant, excise, stamp, license, occupation, value added, real or personal property or windfall profits taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (whether computed on a separate or consolidated, unitary or combined basis, or in any other manner), together with any interest, penalties and other additions to tax attributable thereto, imposed by any Taxing Authority.

"Tax Benefit" shall mean any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any Loss in the taxable year in which such Loss was incurred (or the first two (2) succeeding taxable years), net of all reasonable costs and expenses and Taxes incurred or imposed on such Indemnified Party in obtaining, receiving or accruing such Tax benefit.  For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a Tax Benefit to the extent that the amount of Taxes payable by such Indemnified Party is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise plus any related interest received from the relevant Taxing Authority) below the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be.  To the extent Tax Benefits are not actually realized in the year in which a Loss is incurred, the Indemnified Party shall pay in subsequent year(s) to the Indemnifying Party, the amount of such Tax Benefits actually realized in such subsequent year(s) within sixty (60) days following the end of the Tax year in which any such Tax Benefits are actually realized.  A Tax Benefit shall be realized upon receipt of a refund of Taxes paid or the filing of a Tax Return (excluding an estimated Tax Return) showing a Tax Benefit.

"Tax Claim" shall have the meaning set forth in Section 5.7(a).

"Tax Return" shall mean any return, report or statement required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

"Taxing Authority" shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax or is charged with the collection of such Tax.

"Termination Date" shall have the meaning set forth in Section 8.1(a)(iii).

"Titan Facilities" shall mean Titan Facilities, Inc., a Virginia corporation.

"Transaction Documents" means this Agreement, the Closing Agreements and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

"Transaction Expenses" means all fees, costs and expenses incurred by Seller or the Sold Companies in connection with the negotiation, preparation and execution of this Agreement, the Closing Agreements and the consummation of the Transactions or in connection with the proposed sale of the Sold Companies, including without limitation (i) the fees and expenses of any investment bankers, brokers, lawyers, accountants, consultants and other outside financial and other advisors, (ii) the fees and expenses of the electronic data room, (iii) all transaction-related bonuses paid or payable by any Sold Company to Business Employees as a result of the consummation of the Transactions, and (iv) any Taxes required to be paid by Seller or any Sold Company in connection with any of the foregoing.

"Transactions" means the transactions contemplated by the Transaction Documents.

"Transfer and Novation Agreements" shall mean the Transfer Agreements relating to the Novated Contracts, to be dated on or prior to the Closing Date, substantially in the form of Annex IV attached hereto, the final forms of which (including attachments and exhibits thereto) shall be subject to reasonable approval of Buyer prior to the execution thereof, consistent with the terms of the Transaction Documents.

"Transfer Taxes" shall mean any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Taxes).

"Transferred Employee Awards" shall have the meaning set forth in Section 5.9(h).

"Transferred Employees" shall have the meaning set forth in Section 5.9(a).

"Transition Services Agreement" shall mean the transition services agreement, to be dated as of the Closing Date, substantially in the form attached as Annex V hereto.

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"U.S. Company Group Plans" shall have the meaning set forth in Section 3.12(a).

"Unaudited Financial Statements" shall have the meaning set forth in Section 3.5(a).

"Unresolved Matters" shall have the meaning set forth in Section 2.5(d).

"WARN Act" shall have the meaning set forth in Section 3.13 (c).

Section 1.2Other Interpretive Provisions

.  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, and Annex, Exhibit and Schedule references are to this Agreement unless otherwise specified.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

ARTICLE II
Purchase and Sale of Sold Shares

Section 2.1Purchase and Sale of Sold Shares

.  Based upon the representations and warranties and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller will sell, assign and transfer to Buyer, and Buyer will purchase and acquire, all of Seller's right, title and interest in and to the Sold Shares, free and clear of all Encumbrances other than Encumbrances imposed by federal and state securities Laws.

Section 2.2Consideration; Payment of Initial Purchase Price

.

(a)Subject to the terms and conditions set forth in this Agreement, the total consideration to be paid on the Closing Date for the purchase, sale, assignment and transfer of the Sold Shares (the "Initial Purchase Price," and as adjusted pursuant to Section 2.5, the "Purchase Price") shall be equal to the sum of:

(i)Five Hundred Fifty Million Dollars ($550,000,000) (the "Enterprise Value"); plus

(ii)the Estimated Closing Date Cash; minus

(iii)the Estimated Closing Date Indebtedness; plus

(iv)the amount, if any, by which the Estimated Net Working Capital is greater than the Maximum Target Net Working Capital; minus

(v)the amount, if any, by which the Estimated Net Working Capital is less than the Minimum Target Net Working Capital; minus

(vi)an amount equal to fifty percent (50%) of the filing fees under the HSR Act.

(b)No later than three (3) Business Days but no earlier than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the "Estimated Closing Statement") setting forth Seller's good faith estimate of (i) the Closing Date Cash (the "Estimated Closing Date Cash"), (ii) the Closing Date Indebtedness (the "Estimated Closing Date Indebtedness") and (iii) the Closing Date Net Working Capital (the "Estimated Net Working Capital"), in the case of clauses (i) –  (iii) calculated as of the Effective Time in accordance with the Agreed Accounting Principles and without giving effect to the Transactions (other than the transactions set forth on Exhibit B (the "Pre-Closing Transfers")).

(c)At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VI and Article VII herein, Buyer shall pay:

(i)on behalf of the Sold Companies, the Indebtedness set forth on Schedule 2.2(c)(i) by wire transfer of immediately available funds to account(s) designated by the holders of such Indebtedness in the Debt Release Letters at or prior to the Closing, and Seller shall deliver to Buyer at or prior to the Closing all appropriate Debt Release Letters and shall make arrangements reasonably satisfactory to Buyer to deliver UCC-3 termination statements or other documents evidencing the termination of all Encumbrances held by the holders of the Indebtedness listed on Schedule 2.2(c)(i), all in form and substance reasonably acceptable to Buyer;

(ii)an amount equal to the balance of the Initial Purchase Price (net of any amounts paid pursuant to Section 2.2(c)(i)) to Seller by wire transfer of immediately available funds.

Section 2.3The Closing

.  Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to satisfaction or waiver (in writing by the applicable party) of the conditions set forth in Articles VI and VII, the closing of the Transactions (the "Closing") shall take place at 10:00 a.m. New York time on the later of (a) the date that is two Business Days after the conditions set forth in Articles VI and VII (other than the conditions that are to be satisfied at the Closing) have been satisfied or waived (in writing by the applicable party) and (b) February 1, 2016, or at such other time as may be agreed upon by Seller and Buyer in writing (the "Closing Date").  The parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing.  To the extent a physical Closing is required, the Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or at such other place as may be agreed upon by Seller and Buyer in writing.  Unless the parties agree otherwise, the Closing will be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date.

Section 2.4Deliveries at the Closing

.

(a)At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)stock certificates evidencing the Sold Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(ii)the duly executed certificate to be delivered by Seller pursuant to Section 7.3;

(iii)a certificate in the form of Exhibit C certifying that Seller is a U.S. person for purposes of Section 1445 of the Code;

(iv)each of the Closing Agreements to which Seller, any Sold Company or any other Affiliate of Seller is a party, duly executed by Seller, such Sold Company or such other Affiliate of Seller, as applicable;

(v)evidence of (A) the termination of all Intercompany Payables and Receivables and Intercompany Indebtedness and (B) the prior transfer to Seller or its Affiliates (other than the Sold Companies) of L-3 National Security Solutions, Inc.’s equity interest in Hamilton BioVentures, in each case, without any further liability on the part of Buyer or any Sold Company;

(vi)evidence that the Persons set forth on Schedule 2.4(a)(vi) have resigned in writing from all director and officer positions in the Sold Companies effective as of the Closing;

(vii)with respect to each holder of Indebtedness, a written acknowledgment or other evidence from such holder confirming that all such Indebtedness is fully paid off and/or all guarantees relating thereto are released or terminated as of the Closing Date, with respect to the Sold Companies, in form and substance reasonably satisfactory to Buyer (collectively, the "Debt Release Letters"); and

(viii)to the extent not in the possession of the Sold Companies, the books, records (including personnel records of the Transferred Employees) and accounts of each Sold Company.

(b)At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)the Initial Purchase Price by wire transfer of immediately available funds to one or more accounts designated by Seller;

(ii)the duly executed certificate to be delivered by Buyer pursuant to Section 6.3; and

(iii)each of the Closing Agreements to which Buyer or any Affiliate of Buyer is a party, duly executed by Buyer or such other Affiliate of Buyer, as applicable.

Section 2.5Post-Closing Purchase Price Adjustment

.

(a)As soon as reasonably practicable after the Closing Date, and in any event, within ninety (90) days thereof, Buyer shall prepare and deliver to Seller a statement (the "Closing Statement") setting forth the calculation of (i) the aggregate amount of Cash of the Sold Companies (the "Closing Date Cash"), (ii) the aggregate amount of Indebtedness of the Sold Companies (the "Closing Date Indebtedness"), and (iii) Net Working Capital (the "Closing Date Net Working Capital"), in the case of clauses (i) – (iii) above calculated as of the Effective Time in accordance with the Agreed Accounting Principles and without giving effect to the Transactions (other than the Pre-Closing Transfers).

(b)After receipt of the Closing Statement from Buyer, Seller shall have forty-five (45) days to review the Closing Statement (the "Review Period") and notify Buyer in writing prior to the expiration of the Review Period of any dispute or objection thereto, setting forth in reasonable detail the particular items of any such dispute or objection (such written notice, the "Objection").  If Seller has not notified Buyer of an Objection within the Review Period, then the Closing Statement shall be deemed to have been accepted by the parties and shall become final, binding and conclusive.  Seller and Buyer shall, within thirty (30) days (or such longer period as Seller and Buyer may agree in writing) following delivery of an Objection to Buyer (the "Resolution Period"), attempt in good faith to resolve their differences, all such discussions and communications related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  Any items agreed to by Seller and Buyer in writing, together with any items not disputed or objected to by Seller in the Objection, are collectively referred to herein as the "Resolved Matters".

(c)From and after the Closing, Buyer shall (and shall cause the Sold Companies to) provide Seller and its representatives with reasonable access during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), and supporting data and will use its commercially reasonable efforts to make available its employees and auditors used in the preparation of the Closing Statement for purposes of reviewing the Closing Statement.  Buyer and Seller shall cooperate fully with each other party and its or their representatives in connection with their respective review of the Closing Statement and the Objection, as the case may be, including providing on a timely basis all other information and copies of records or other documents of the Business necessary or useful in connection with the review of the Closing Statement and the Objection as is reasonably requested by such other party or its or their representatives; provided, however, that the accountants of Buyer shall not be obliged to make any work papers available to Seller or its representatives except in accordance with such accountant's normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(d)If at the end of the Resolution Period Seller and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, Seller and Buyer shall refer all matters that remain in dispute with respect to the Objection (the "Unresolved Matters") to Deloitte & Touche LLP (or if such firm is unable or unwilling to accept such engagement, an internationally recognized independent public accounting firm that has not provided material services to either Seller or Buyer or their respective Affiliates in the preceding three (3) years as jointly selected by Seller and Buyer or, if Seller and Buyer are unable to agree within five (5) Business Days from the end of the Resolution Period, then such internationally recognized independent public accounting firm jointly selected by Seller's and Buyer's independent accountants within five (5) Business Days thereafter) (such firm, as finally selected, the "Accounting Firm").  Seller and Buyer each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the Accounting Firm. Each of Buyer and Seller shall submit to the Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of the engagement of the Accounting Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions with respect to the Unresolved Matters.  Each of Buyer and Seller may (but shall not be required to) submit to the Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of the engagement of the Accounting Firm, a memorandum responding to the initial memorandum submitted to the Accounting Firm by the other party.  Unless requested by the Accounting Firm in writing, no party hereto may present any additional information or arguments to the Accounting Firm, either orally or in writing.  None of Seller, Buyer or any of their respective Affiliates or representatives shall have any ex parte communications or meetings with the Accounting Firm regarding the subject matter hereof without the other party's prior written consent. The Accounting Firm shall be given reasonable access to all relevant records of the Business to calculate the Closing Statement. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyer, on the one hand, and Seller, on the other hand, and only with respect to the Unresolved Matters submitted and without independent investigation, whether and to what extent the Closing Statement requires adjustments and shall be instructed that its calculation (A) must be made in strict accordance with the terms of this Agreement and the Agreed Accounting Principles, without regard to principles of equity, and (B) with respect to each Unresolved Matter, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Seller in the Objection and by Buyer in the Closing Statement. Seller and Buyer shall request the Accounting Firm to (i) submit its final written determination to Seller and Buyer as soon as practicable, but in any event within thirty (30) Business Days after the Accounting Firm's engagement, and (ii) prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the Accounting Firm of the Unresolved Matters) and calculate the Final Purchase Price based on such Final Closing Statement.  The

Accounting Firm's final written determination shall be conclusive and binding upon Seller and Buyer. The "Final Closing Statement" shall be (i) in the event that no Objection is delivered by Seller to Buyer prior to the expiration of the Review Period, the Closing Statement delivered by Buyer to Seller pursuant to Section 2.5(a), (ii) in the event that an Objection is delivered by Seller to Buyer prior to the expiration of the Review Period, the Closing Statement delivered by Buyer to Seller pursuant to Section 2.5(a) as adjusted pursuant to the agreement of Seller and Buyer in writing or (iii) in the event that an Objection is delivered by Seller to Buyer prior to the expiration of the Review Period and Seller and Buyer are unable to agree on all matters set forth in such Objection, the Closing Statement delivered by Buyer to Seller pursuant to Section 2.5(a) as adjusted by the Accounting Firm to be consistent with the Resolved Matters and the final determination of the Accounting Firm of the Unresolved Matters in accordance with this Section 2.5(d).  In the event the Final Closing Statement is determined (x) pursuant to clause (i) or (ii) of the immediately preceding sentence, Buyer shall prepare the Final Closing Statement and calculate the Final Purchase Price, in each case, in strict accordance with the terms of this Agreement, and deliver such items to Seller within three (3) Business Days following the determination thereof or (y) pursuant to clause (iii) of the immediately preceding sentence, the Accounting Firm shall prepare the Final Closing Statement (which shall be consistent with the Resolved Matters and the final determination of the Accounting Firm of the Unresolved Matters) and calculate the Final Purchase Price based on the Final Closing Statement, in each case, in strict accordance with the terms of this Agreement, and deliver such items to Seller and Buyer within three (3) Business Days following the delivery of the final written determination of the Accounting Firm to Seller and Buyer.  The date on which the Final Closing Statement is finally determined and delivered in accordance with this Section 2.5(d) is hereinafter referred to as the "Eligibility Date".

(e)Buyer and Seller agree that the procedures set forth in this Section 2.5 for resolving disputes with respect to the calculation of Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce any decision pursuant to the terms hereof by the Accounting Firm in any court of competent jurisdiction.  The substance of the Accounting Firm's determination shall not be subject to review or appeal, absent a showing of fraud.  It is the intent of the parties to have any determination of Unresolved Matters by the Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by agreement of the parties, and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm.  Any fees and expenses relating to the engagement of the Accounting Firm in respect of its services pursuant to this Section 2.5 shall be shared by Seller and Buyer so that Seller's share of such fees and expenses shall be in the same proportion that the aggregate amount that is unsuccessfully disputed by Seller bears to the total amount initially disputed by Seller.

(f)The "Final Purchase Price" shall mean the Enterprise Value, plus:

(i)the Closing Date Cash as set forth in the Final Closing Statement; minus

(ii)the Closing Date Indebtedness as set forth in the Final Closing Statement; plus

(iii)the amount by which, if any, the Closing Date Net Working Capital (as set forth in the Final Closing Statement) is greater than the Maximum Target Net Working Capital; minus

(iv)the amount by which, if any, the Closing Date Net Working Capital (as set forth in the Final Closing Statement) is less than the Minimum Target Net Working Capital.

If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay Seller (to one or more accounts designated by Seller) within two (2) Business Days of the Eligibility Date, by wire transfer of immediately available funds in U.S. dollars, free and clear of any withholdings or other deductions, an amount in cash equal to the absolute value of such difference between the Final Purchase Price and the Initial Purchase Price.  If the Final Purchase Price is less than the Initial Purchase Price, then Seller shall pay Buyer (to such account designated by Buyer) within two (2) Business Days of the Eligibility Date, by wire transfer of immediately available funds in dollars, free and clear of any withholdings or other deductions, an amount in cash equal to the absolute value of such difference between the Final Purchase Price and the Initial Purchase Price.

Section 2.6Withholding Rights

.  Buyer shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to such payments under any tax Laws. Any amounts so deducted and withheld shall be promptly paid over to the relevant Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, prior to making any such deduction or withholding, Buyer shall provide Seller with reasonable advance notice (and not, in any event, less than ten (10) Business Days' notice), to permit Seller an opportunity to provide Buyer or the Sold Companies with certificates or other appropriate documentation to reduce or eliminate the need for such deduction or withholding.

ARTICLE III
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows on the date hereof and on the Closing Date:

Section 3.1Organization

.  Seller and each Sold Company is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Sold Company has all requisite corporate or other power and authority to own its assets and to carry on its business as now conducted and is duly qualified or licensed to do business and in good standing in the jurisdictions in which the ownership of its property or the conduct of the Business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to be material to the Sold Companies or the Business. Seller has made available to Buyer true, correct and complete copies of the certificate of incorporation (or equivalent formation document) and by-laws of each Sold Company, in each case as amended and in effect on the date hereof, including all amendments thereto.

Section 3.2Authorization, Enforceability

.  Seller has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Seller has the corporate or other power and authority to execute and deliver each Closing Agreement to which it is a party and to perform its obligations thereunder.  The execution and delivery by Seller of this Agreement and each Closing Agreement to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and Seller shall duly execute and deliver each Closing Agreement to which it is a party and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each Closing Agreement shall constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3Capital Stock or Other Equity Interests of the Sold Companies

.  Set forth on Section 3.3 of the Seller Disclosure Schedule is (i) the jurisdiction of incorporation or legal organization and (ii) the number of authorized, issued and outstanding shares or other equity securities of each Sold Company as of the date hereof and, except as set forth on Section 3.3 of the Seller Disclosure Schedule, there are no other authorized, issued or outstanding shares of capital stock or other equity securities of the Sold Companies as of the date hereof.  All of the issued and outstanding Sold Shares are owned of record free and clear of any Encumbrances by Seller. Seller has good and valid title to all of the Sold Shares.  Except as set forth on Section 3.3 of the Seller Disclosure Schedule, there are no outstanding options, warrants, calls, rights or any other agreements affecting the sale, issuance or voting of any shares of the capital stock of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Sold Companies.  There will not be any liability for, nor obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Sold Company or Subsidiary thereof immediately following the Closing.  At the Closing, all of the issued and outstanding equity securities of each Sold Company that is organized after the date hereof but prior to the Closing will be owned of record free and clear of any Encumbrances by another Sold Company, and all of such issued and outstanding equity securities, including the Sold Shares, have been validly issued, fully paid and nonassessable.  The copies of the minute books of each Sold Company made available to Buyer contain records of all meetings and reflect all other corporate action of the shareholders and board of directors, as applicable, of each Sold Company that occurred prior to the date hereof, and such copies are correct and complete in all material respects.  The stock certificate books and unit transfer ledgers of each Sold Company previously made available to Buyer are correct and complete in all material respects.

Section 3.4Subsidiaries

.

(a)As of the Closing Date, no Sold Companies have any Subsidiaries or own any Investments, directly or indirectly, except as set forth on Section 3.4(a) of the Seller Disclosure Schedule.

(b)L-3 National Security Solutions, Inc. (i) owns (A) all of the issued and outstanding capital stock of Titan Facilities, free and clear of all Encumbrances (except for restrictions on transfer under applicable federal or state securities Laws) and (B) all of the issued and outstanding equity interests of L-3 NSS International, free and clear of all Encumbrances (except for restrictions on transfer under applicable federal or state securities Laws) and (ii) is the sole owner of Titan Facilities and L-3 NSS International.

(c)Titan Facilities owns a 45% joint venture interest in Jacobs/L-3, free and clear of all Encumbrances (except for restrictions on transfer under applicable federal or state securities Laws).  All of the equity interests issued by Jacobs/L-3 have been issued in compliance with applicable Laws.  Except as would not reasonably be expected to be material to the Sold Companies or the Business: none of the equity interests in Jacobs/L-3 were issued in violation of any agreement, arrangement or commitment to which Seller or any Sold Company is a party or is subject to or in violation of any preemptive or similar rights of any Person; and Jacobs/L-3 (i) is a joint venture duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own its assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license. Hamilton BioVentures will be transferred to Seller or an Affiliate of Seller other than a Sold Company prior to Closing, and, except for immaterial liabilities and obligations, none of Buyer nor any Sold Company will have any liability for, nor obligation with respect to, Hamilton BioVentures or its other owners following the Closing.  Delta Lord Joint Venture has been fully and irrevocably dissolved prior to the date hereof in accordance with applicable Laws and, except for immaterial liabilities, none of Buyer nor any Sold Company will have any liability for, nor obligation with respect to, Delta Lord Joint Venture or its other owners following the Closing.

Section 3.5Financial Statements

.

(a)The unaudited pro forma balance sheet of the Business as of September 25, 2015 and the related combined statements of income, cash flows and invested equity of the Business for the period ended September 25, 2015 (the "Unaudited Financial Statements"); and the audited combined balance sheets of the Business together with all notes and schedules thereto for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the related combined statements of income, cash flows and invested equity of the Business for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, together with all notes and schedules thereto (the "Audited Financial Statements", and together with the Unaudited Financial Statements, the "Financial Statements") are set forth on Section

3.5 of the Seller Disclosure Schedule.  The Financial Statements have been prepared from the books and records of the Business and in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto); provided that Seller makes no representation with respect to the collectability of the Equatorial Guinea Receivable.  The Financial Statements present fairly in all material respects the combined financial position and results of operations of the Business at the dates and for the periods indicated.

(b)Each Sold Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c)Section 3.5(a) is qualified by the fact that the Business has not operated as separate "stand-alone" entity within Seller.  As a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Financial Statements.  Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as a "stand-alone" entity.  The allocations of charges and credits contained in the Financial Statements were made on a consistent basis in each period and are a reasonable reflection of the utilization of the services received from Seller by, or benefits provided by Seller to, the Business for the periods indicated therein.

(d)Section 3.5(d) of the Seller Disclosure Schedule sets forth each Novated Contract and the revenue therefor on a trailing twelve-month basis as of September 30, 2015.

Section 3.6Absence of Undisclosed Liabilities

.  The Business does not have any liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are required to be reflected on a combined balance sheet prepared in accordance with GAAP, other than liabilities and obligations (i) reflected on, or reserved for in, the Financial Statements, (ii) arising in the Ordinary Course of Business since January 1, 2015, (iii) disclosed on Section 3.6 of the Seller Disclosure Schedule, (iv) arising after the date of this Agreement in connection with the transactions expressly contemplated by this Agreement, or (v) which, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Sold Companies or the Business.

Section 3.7No Approvals or Conflicts; Governmental Authorizations

.

(a)Except as set forth on Section 3.7(a) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Closing Agreements and the consummation by Seller of the Transactions do not and will not (i) violate or conflict with the organizational documents of Seller or any Sold Company, (ii) violate, conflict with or result in a breach of, or constitute a default by any of the Sold Companies (or create an event which, with notice or lapse of time or both, would constitute a default), result in the loss of a benefit or increase in liabilities or fees under, create in any party the right to terminate, cancel or modify, or require any notice, consent, approval, authorization or waiver under any Contract or Permit to which any Sold Company is bound or to which any equity interest, asset or property of any Sold Company is subject, (iii) violate or result in a breach of any Order or Law applicable to Seller or the Sold Companies or any of their respective properties, or (iv) except for applicable requirements of the HSR Act, require any Consent of any Governmental Authority, except, in each of clauses (ii), (iii) and (iv) above, which, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Sold Companies or the Business.

(b)Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Closing Agreements and the consummation by Seller of the Transactions do not and will not require any filing or registration with any Governmental Authority except for (i) filings in connection with the HSR Act and Other Competition Laws, (ii) filings or registrations with Governmental Authorities that become applicable as a result of matters specifically related to Buyer or its Affiliates or their operation or ownership of the Business, (iii) notice filings under ITAR, or (iv) compliance with any applicable requirements of the Exchange Act or the Securities Act.

Section 3.8Compliance with Laws; Permits

.

(a)Except as set forth on Section 3.8 of the Seller Disclosure Schedule, the Sold Companies are currently (and since January 1, 2013 have been) in compliance in all material respects with the Orders and Laws applicable to them and the Business, or to which the properties (real or personal) and assets of the Sold Companies are bound or affected.  To the Knowledge of Seller, no Sold Company has been under investigation by any Governmental Authority with respect to any actual or alleged material violation of any Laws or Orders at any time during the past three (3) years.

(b)The Sold Companies have all licenses, permits, franchises, registrations and other governmental authorizations necessary to conduct the Business substantially in the manner in which such Business is currently conducted (collectively, "Permits"), except where the failure to have such Permits which, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Sold Companies or the Business.  Such Permits are valid and in full force and effect.  Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, the Sold Companies are, and, during the past three (3) years, have been in compliance in all material respects with the terms of such Permits.

Section 3.9Litigation

.

(a)Except as set forth on Section 3.9 of the Seller Disclosure Schedule, there is, and in the past three (3) years there has been, no (a) outstanding Order against any of the Sold Companies or applicable to any of their respective properties or assets, (b) suit, action or legal, governmental, administrative, arbitration or regulatory proceeding ("Proceeding") that is pending or, to the Knowledge of Seller, threatened against any Sold Company or any of their respective (i) properties or assets or (ii) officers, directors or managers (in their capacity as such) by or before any Governmental Authority, or (c) investigation by any Governmental Authority (excluding any such matters of general applicability) pending or, to the Knowledge of Seller, threatened  against any Sold Company, except, in the case of clauses (a) and (b) above, any Order or Proceeding which has not resulted in, or would not reasonably be expected to result in, the imposition of material damages to the Sold Companies or the Business.

(b)As of the date of this Agreement, there are no Proceedings or investigations by any Governmental Authority pending or, to the Seller's Knowledge, threatened against Seller or any of its Affiliates that challenge, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the ability of Seller to consummate the Transactions; and none of Seller or any of its Affiliates is subject to any Order that challenges, or would reasonably be expected have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the ability of Buyer to consummate the Transactions.

Section 3.10Ordinary Course

.  Except as set forth in Section 3.10 of the Seller Disclosure Schedule, since January 1, 2015, (a) Seller and its Affiliates have operated the Business in the Ordinary Course of Business, (b) there has not been any change, event or occurrence which has had a Company Material Adverse Effect and which is continuing, and (c) none of the Seller, the Sold Companies or any other Affiliates of Seller has taken or agreed to take any action that would be prohibited by Section 5.1(b)(iii), (iv), (v), (vi), (viii), (ix), (xi), (xii), (xiii), (xiv) and (xv) if taken after the date hereof.

Section 3.11Tax Matters

.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule:

(a)All material Tax Returns required to be filed by or on behalf of the Sold Companies have been duly and timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were correct and complete in all material respects, and all material Taxes shown as due and payable on such Tax Returns in respect of the Sold Companies have been fully, duly and timely paid.

(b)No Sold Company has received a written notice from any Taxing Authority in a jurisdiction where such Sold Company did not file Tax Returns making a claim that any such non-filing entity is or may be subject to taxation by that jurisdiction (including local, state, federal and foreign jurisdictions).

(c)There are no Encumbrances upon assets or property of the Sold Companies relating to Taxes except for Permitted Encumbrances.

(d)The Sold Companies have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld.

(e)There are no examinations, audits, actions, proceedings, investigations, disputes, assessments or claims pending, asserted or, to the Knowledge of Seller, threatened in writing regarding Taxes relating directly to the Sold Companies that would reasonably be expected to result in a material increase in Taxes relating to the Sold Companies.

(f)There are no agreements or consents currently in effect for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes of the Sold Companies, other than an extension arising out of an extension of the due date for filing a Tax Return.

(g)No Sold Company has: (i) ever been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return (other than the group of which the Seller or its Affiliates (other than any of the Sold Companies) is the common parent) and (ii) any liability for the Taxes of any Person (other than any member of an affiliated, consolidated, combined or unitary group of which a Sold Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local, or foreign Law) under Treasury Regulation §1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by contract (including Tax sharing or Tax indemnity agreement), or otherwise (other than agreements entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes).

(h)Each Sold Company is not and has never been a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code and Treasury Regulations §1.6011-4(b).

(i)No Sold Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election by such Sold Company under Section 108(i) of the Code.

(j)At no time during the two (2)-year period ending on the date hereof was any Sold Company a "distributing corporation" or "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(k)For the avoidance of doubt, no representation is made concerning (i) the amount or usability in any Straddle Period or any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, Tax basis, or other Tax asset or attribute or (ii) the existence or amount of any deferred tax liability (including, for the avoidance of doubt, “income recognition on contract in process,” “goodwill and other intangible assets,” “property, plant and equipment” or “other”) or deferred tax asset.

Section 3.12Employee Benefits

.

(a)Section 3.12(a) of the Seller Disclosure Schedule contains a true and complete list of all material "employee benefit plans" (within the meaning of Section 3(3) of ERISA), including all material plans of a similar nature in jurisdictions outside of the United States and which are not subject to ERISA, and all material severance, incentive, pension, retirement savings, deferred profit sharing, bonus, fringe benefit, stock option, stock purchase and restricted stock plan, program, agreement or policy sponsored or maintained by the Sold Companies or Seller in which Business Employees participate or may become eligible to participate and from which Business Employees are eligible to receive a benefit, or with respect to which the Sold Companies have or may have any liability in respect of the Business Employees (collectively, the "Company Group Plans").  Section 3.12(a) of the Seller Disclosure Schedule also identifies each Sold Company Benefit Plan (as defined below).  Company Group Plans that are adopted and administered in accordance with the Laws of the United States shall hereinafter be referred to as "U.S. Company Group Plans" and Company Group Plans which are not U.S. Company Group Plans shall hereinafter be referred to as "International Company Group Plans".

(b)With respect to each Company Group Plan sponsored or maintained by a Sold Company (and not by the Seller and its other Affiliates) (a "Sold Company Benefit Plan") that is a U.S. Company Group Plan, Seller or the Sold Companies have made available to Buyer or its representatives a current copy of (or, where no document exists, a written description thereof) including all existing amendments thereto, and to the extent applicable and existing as of the date of this Agreement, (i) any related trust agreement or other funding instrument, (ii) the most recent IRS favorable determination letter, (iii) any summary plan description and summaries of material modifications thereto, (iv) the most current actuarial report, and (v) the most recently filed Form 5500 annual return and attached schedules.  With respect to each U.S. Company Group Plan that is not a Sold Company Benefit Plan, Seller or the Sold Companies have made available to Buyer or its representatives a summary plan description or other summary of the material terms of such plan.

(c)Each Sold Company Benefit Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code has received a favorable determination within the plan's most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28 (or has filed a request for such determination before the expiration of the plan's five-year remedial amendment cycle) that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, and to the Knowledge of Seller nothing has occurred that could reasonably be expected to adversely affect such qualification.  Each U.S. Company Group Plan that is a Sold Company Benefit Plan has been operated and administered in all material respects in accordance with the terms of the plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(d)Except as set forth on Section 3.12(d) of the Seller Disclosure Schedule, no Sold Company sponsors or contributes to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that is subject to subtitle E of Title IV of ERISA or a single-employer "pension plan" (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Code or Section 302 of ERISA.

(e)There are no (i) pending claims or, to the Knowledge of Seller, claims threatened in writing against any Sold Company Benefit Plan, by any Business Employee or otherwise involving any such Sold Company Benefit Plan or the assets of any Sold Company Benefit Plan (other than routine claims for benefits made in the ordinary course), or (ii) actions, audits or investigations pending, or, to the Knowledge of Seller, threatened in writing, by any Governmental Authority with respect to any Sold Company Benefit Plan which, individually or in the aggregate, would reasonably be expected to result in a material liability of the Sold Companies or the Business.

(f)Seller or an Affiliate of Seller has performed in all material respects all obligations required with respect to each International Company Group Plan that is a Sold Company Benefit Plan, and each such International Company Group Plan has been maintained in compliance with its terms and with any applicable Law in all material respects.

(g)All payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Company Group Plan that is a Sold Company Benefit Plan have been made or collected when due, or if applicable, accrued on the balance sheet of the applicable Sold Company, except for any such payment, contribution, or accrual as to which the failure to make would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Sold Company.

(h)Except as set forth on Section 3.12(h) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, bonus or otherwise), becoming due to any Business Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by under any Company Group Plans or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i)There is no agreement, plan or arrangement covering any Business Employees or other service provider of any Sold Company, including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans or arrangements, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(1) of the Code.

Section 3.13Labor Relations; Employees

.

(a)Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, (i) the Sold Companies are not, nor since January 1, 2013 have they been, a party to or bound by any collective bargaining agreement with a labor union, organization or works council (other than any national or regional collective bargaining agreement governing the terms of employment for certain employees outside the United States), no such agreement or contract is being negotiated by the Sold Companies as of the date hereof and no labor union, organization or works council currently represents any of the Business Employees, (ii) no union organizing activities involving any labor union, organization or works council, including but not limited to any petitions or requests by any labor union, organization, or works council for recognition as the Business Employees' exclusive bargaining representative, are pending or, to the Knowledge of Seller, threatened against any of the Sold Companies, (iii) there is no labor strike or work stoppage pending, or, to the Knowledge of the Seller, threatened against any of the Sold Companies, (iv) the Sold Companies are not involved in or, to the Knowledge of the Seller, threatened, with any organized labor dispute, material grievance, or litigation relating to labor matters involving any Business Employees, including violation of any labor, safety or employment Laws, charges of unfair labor practices or discrimination complaints, which, if adversely decided, would be reasonably expected, individually or in the aggregate, to be material to the Sold Companies or the Business, (v) to the Knowledge of Seller, there is no unfair labor practice charge or comparable or analogous complaint alleged against the Sold Companies or pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Sold Companies, and (vi) there is no grievance, arbitration hearing, or arbitration award pending or, to the Knowledge of Seller, threatened against the Sold Companies in respect of the Business which, if adversely decided, would be reasonably expected, individually or in the aggregate, to be material to the Sold Companies or the Business.

(b)Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, the Sold Companies (i) are and at all times since January 1, 2013 have been, in compliance in all material respects with all applicable Laws relating to the employment of the Business Employees, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), contributions to Governmental Authority compensation or benefit funds or programs, unemployment insurance, workers’ compensation, immigration, harassment, discrimination, disability rights and benefits, affirmative action, plant closings and mass layoffs, and occupational safety and health Laws, in each case, with respect to the Business Employees; (ii) are not liable in any material respects for any unpaid wages, salary, vacation pay, sick pay, overtime pay, commissions, bonuses, severance and termination pay, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, or program; (iii) are not party to, and have no Knowledge of any material pending or threatened complaints regarding any Business Employees’ overtime exemption status or entitlement to wages or overtime payments; (iv) are not party to, and have no Knowledge of any material complaint, action, audit, investigation or other legal proceeding pending or threatened to be brought or filed, by or with any Governmental Authority involving the Sold Companies’ compliance with any employment, discrimination, labor or wage and hour Law, including the overtime exemption status of any Business Employee or independent contractor classification status of any individual engaged by the Sold Companies as such; and (v) are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security, Taxes or other benefits for Business Employees.

(c)The Sold Companies have not engaged in any plant closing or employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment and Retraining Notification Act or any similar Law (the "WARN Act").

(d)The Sold Companies have filed, maintained and complied with all records and reports pertaining to equal employment opportunities required under applicable Laws or any Government Contract, including, but not limited to, EEO-1 reports, VETS-100 and VETS-4214 reports, affirmative action plans, and other similar records and reports, and have done so in accordance with such Laws (and all implementing regulations) and any Government Contract.

(e)To the Knowledge of Seller: (i) all Transferred Employees are legally entitled to work in the country in which they are currently employed, including the United States; and (ii) all Business Employees employed by the Sold Companies during the past three (3) years were, at the time of their employment, legally entitled to work in the country that they were employed in at such time, including the United States.

Section 3.14Intellectual Property

.

(a)Section 3.14(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement (i) a list of all registered or applied for Intellectual Property and (ii) a summary description of all unregistered Intellectual Property, in each case of (i) and (ii), that is owned by or licensed to (subject to the exceptions in Section 3.15(a)(vii)) the Sold Companies and material to the conduct of the Business as presently conducted (such Intellectual Property owned by the Sold Companies, collectively, “Company Intellectual Property”), and separately identifies, as applicable, the registration or application number, the applicable jurisdiction and the due date for any renewal filing or other action that must be taken or any fees that must be paid to renew such Company Intellectual Property within ninety (90) days following the Closing Date.  All registered Company Intellectual Property is in full force and effect and subsisting.

(b)Section 3.14(b) of the Seller Disclosure Schedule separately lists and identifies all material computer programs that are owned by the Sold Companies (the “Company Software”).  Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, all right, title and interest in and to the Company Software are owned exclusively by the Sold Companies free and clear of any Encumbrances except

Permitted Encumbrances and are fully transferable to Buyer.  The Company Software substantially performs in accordance with the documentation and other written materials related thereto and is free from substantial defects in programming and operations.

(c)Section 3.14(c) of the Seller Disclosure Schedule identifies and describes each item of open source code that is included, incorporated or embedded in, linked to, combined or distributed with or used in the development, delivery, or provision of any Company Software in such a manner that would (i) cause such Company Software to be governed by the license governing such open source code and (ii) require Seller to distribute, license or disclose any Company Software.

(d)Except as set forth on Section 3.14(d) of the Seller Disclosure Schedule: (i) the Sold Companies own all right, title and interest to the items on Section 3.14(a) of the Seller Disclosure Schedule, free and clear of all Encumbrances except Permitted Encumbrances, and such items are subsisting and have not unintentionally lapsed or been abandoned; (ii) the operation of the Business of the Sold Companies is not infringing or violating in any material respect any Intellectual Property of any other Person; (iii) to the Knowledge of Seller, no Person is infringing any material Intellectual Property owned by the Sold Companies; (iv) the Sold Companies have implemented reasonable measures to protect the confidentiality of their material trade secrets and the integrity, security and continuous operation of their material software, systems and networks; (v) no material Proceeding is pending or, to the Knowledge of Seller, threatened in writing against any Sold Company in respect of Intellectual Property; (vi) the Intellectual Property owned by the Sold Companies as of the Closing Date, together with the Intellectual Property licensed under the Patent License Agreement and/or Transition Services Agreement, is all Intellectual Property owned by Seller and its Affiliates and that is used in the conduct of the Business as presently conducted; and (vii) no customer claims are pending against the Sold Companies alleging that the software and solutions sold by them contain material errors, defects, viruses, malware or other corruptants, whether under warranty, indemnity, strict liability, design or operational defect, failure to warn or other theory, except for individual customer complaints in the Ordinary Course of Business.

(e)All former and current employees, agents, consultants and independent contractors of the Sold Companies who have authored, co-authored or otherwise contributed to or participated in any material way in the conception or development of material proprietary Intellectual Property have executed a written agreement pursuant to which they have assigned any and all of their rights in such Intellectual Property (other than such Intellectual Property owned by the Sold Companies by operation of law) to the Sold Companies.

Section 3.15Contracts

.

(a)Except as set forth on Section 3.15(a) of the Seller Disclosure Schedule, as of the date of this Agreement, none of the Sold Companies is party to any written or oral:

(i)Contracts for the purchase of materials, supplies, equipment, or other tangible assets directly used by the Business in products, goods, equipment or other assets that are intended to be sold to third-parties requiring aggregate annual payments by Seller or any of the Sold Companies of at least $1,000,000, excluding any such Contracts that are terminable by Seller or the Sold Companies without penalty on not more than 90 days’ notice;

(ii)Contracts, other than those described in Section 3.15(a)(i) (without regard to the monetary threshold therein) or Section 3.15(a)(ix), for the purchase of materials, supplies, equipment, services, or other tangible assets in respect of the Business, requiring aggregate annual payments by Seller or any of the Sold Companies of at least $1,000,000, excluding any such Contracts that are terminable by Seller or the Sold Companies without penalty on not more than 90 days’ notice;

(iii)Contracts relating to the incurrence or assumption of Indebtedness or imposing an Encumbrance on any assets of the Sold Companies, including indentures, loan or credit agreements, sale and leaseback agreements, purchase money obligations, in each case, in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(iv)Contracts relating to the full or partial guarantee of the obligations of other Persons (other than any of the Sold Companies) involving the potential expenditure by the Sold Companies after the date of this Agreement of more than $500,000 in any instance;

(v)Contracts that restrict the Sold Companies from freely engaging in any business or competing with any Person in any geographic area;

(vi)joint venture, partnership, collaboration, strategic alliance, joint development or other similar Contracts;

(vii)collective bargaining agreements or any other agreements with any labor union, work councils, employee representatives, labor boards or similar associations that will be applicable to Transferred Employees after the Closing;

(viii)Contracts pursuant to which any Sold Company has (A) acquired the right to use any material Intellectual Property or (B) granted to any third party or Governmental Authority any license to use any material Intellectual Property owned by such Sold Company, other than, in each of cases (A) and (B), "off-the-shelf" software, Intellectual Property that is generally commercially available or has annual fees of less than $100,000 or licenses to use Intellectual Property granted in the Ordinary Course of Business;

(ix)all acquisition, disposition, merger or asset purchase or sale agreements entered into by the Sold Companies (A) during the five (5) year period prior to the date of this Agreement relating to the Business for aggregate consideration in excess of $1,000,000, or (B) providing for material continuing payment obligations (excluding indemnification obligations) of the Sold Companies;

(x)Contracts in respect of Leased Real Property;

(xi)Contracts containing (1) "take or pay", "requirements" or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person or (2) pricing or margin provisions that provide "most favored nation" or similar provisions with respect to pricing;

(xii)Contracts granting to any Person a right of first refusal or option to purchase or acquire any assets or business of any of the Sold Companies;

(xiii)Any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $500,000;

(xiv)Contracts, other than those described in Sections 3.15(a)(i), (ii) or (xii),  under which any Sold Company made or received payments of at least $5,000,000 in the fiscal year ending December 31, 2014 or, to the Knowledge of Seller, is expected to make or receive payments during the fiscal year ending December 31, 2015 in excess of $5,000,000;

(xv)Contracts for the employment of any Person on a full-time, part-time, consulting or other basis (A) which provided annual cash or other compensation in excess of $100,000 during and with respect to the Sold Companies' fiscal year 2014 or whose total compensation during and with respect to the Sold Companies' fiscal year 2015 is reasonably expected to be $100,000 or more, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions, or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

(xvi)Contracts under which any Sold Company has made any advances or loans to any other Person in excess of $100,000 individually or to any Persons in excess of $1,000,000 in the aggregate;

(xvii)leases or agreements under which a Sold Company is:  (A) lessee of or holds or operates any personal property, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000; or (B) lessor of, or permits any third party to hold or operate, any personal property owned or controlled by such Sold Company;

(xviii)except as set forth on Schedule 5.16, any Contract to which any Sold Company is a party that contains any right or obligation that relates to any business of Seller or any of its Subsidiaries other than the Business, including any right of the counterparty to set-off amounts owed to the Business or the Sold

Companies against amounts owed to such counterparty by Seller or any of its Subsidiaries with respect to any of their businesses other than the Business; and

(xix)Contracts containing any future capital expenditure obligations of the Sold Companies in excess of $1,000,000.

The contracts set forth on Section 3.15(a) of the Seller Disclosure Schedule, the Government Contracts set forth on Section 3.22(a) of the Seller Disclosure Schedule and the Material Government Bids are collectively referred to herein as the "Material Contracts".

(b)Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule, (i) each Sold Company, and, to the Knowledge of Seller, each of the other Person who are a party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract and (ii) other than expiration of the term of any Material Contracts after the date hereof pursuant to and in accordance with the terms thereof (and without any breach by any party thereto), each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable Sold Company, enforceable against such Sold Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at Law).  Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, no condition exists or event has occurred that (with or without notice or lapse of time or both) would constitute a material breach or default thereunder by any Sold Company party thereto or, to the Knowledge of Seller, any other Person party thereto, and none of the Sold Companies has received notice of (x) any such material breach or default or event, (y) any material dispute with any term or condition of any Material Contract, or (z) any termination or non-renewal of any Material Contract, except for any breach, default, event, dispute, termination or non-renewal that would not reasonably be expected, individually or in the aggregate, to be material to the Sold Companies or the Business. True, complete and correct copies of all Material Contracts (including accurate summaries of any oral Material Contracts), including all amendments, modifications or supplements thereto, were made available to Buyer.

Section 3.16Environmental Matters

.  Except as set forth on Section 3.16 of the Seller Disclosure Schedule:

(a)each of the Sold Companies is in compliance with all applicable Environmental Laws;

(b)each of the Sold Companies has obtained all Permits which are required under applicable Environmental Laws for the ownership, use and operation of its businesses, such Permits are in effect, and each Sold Company is in compliance with all applicable terms and conditions of such Permits;

(c)there has been no Release by any of the Sold Companies or to the Knowledge of Seller by any other person of Hazardous Materials in contravention of applicable Environmental Law with respect to the business or assets of the Sold Companies or any real property currently or to the Knowledge of Seller formerly owned, operated or leased by the Sold Companies that would reasonably be expected to result in liability of any of the Sold Companies under any applicable Environmental Laws, and none of the Sold Companies has received any Environmental Claim or, to the Knowledge of Seller, written notice of any threatened Environmental Claim;

(d)to the Knowledge of Seller, none of the Sold Companies has (A) Released Hazardous Materials into the environment in violation of any applicable Environmental Laws or in a manner that would reasonably be expected to result in liability of any of the Sold Companies under any applicable Environmental Laws and (B) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any Hazardous Material so as to give rise to any liability under applicable Environmental Laws, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees pursuant to any such Environmental Laws; and

(e)None of the Sold Companies has expressly retained or assumed, by contract, any liabilities or obligations of third parties under Environmental Law, and no real property currently or to the Knowledge of Seller formerly owned, operated or leased by the Sold Companies is listed on, or to the Knowledge of Seller has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(f)Seller has provided or otherwise made available to Buyer: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar material environmental documents with respect to the business or assets of the Sold Companies or any currently or formerly owned, operated or leased real property related to the foregoing which are in the possession or control of the Seller or the Sold Companies related to compliance with Environmental Laws or Environmental Claims; and (ii) any and all material documents in the possession or control of the Seller or the Sold Companies concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) relating to the business or assets of the Sold Companies.

Section 3.17Insurance

.  Section 3.17 of the Seller Disclosure Schedule contains a complete list of each material insurance policy (and, to the Knowledge of Seller, each other insurance policy as of the date of this Agreement) covering the Business, including its assets, employees or operations, as of the date of this Agreement.  All such policies are in full force and effect, all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received by any Sold Company with respect to any such policy since

January 1, 2013.  Such insurance policies are of the type and amount necessary to comply with all material requirements under applicable Laws, Permits, Environmental Permits and Material Contracts.  Except as set forth on Section 3.17 of the Seller Disclosure Schedule, (a) no Sold Company has made any claim under any such policy since January 1, 2013 with respect to which an insurer has, in a written notice to a Sold Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened in writing to cancel or not renew any such policy.

Section 3.18Real Property

.

(a)The Sold Companies do not own, lease or sublease any real property as of the date of this Agreement, other than the Leased Real Property listed on Section 3.18 of the Seller Disclosure Schedule.  Seller has delivered or made available to Buyer a true and complete copy of each such document related to the Leased Real Property (including all amendments, extensions, renewals, guaranties, consents and other agreements with respect thereto).  The Sold Companies do not own any real property or have any contracts, options or rights to purchase any real property.

(b)Except as set forth on Section 3.18 of the Seller Disclosure Schedule, each Sold Company has good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances or Encumbrances that would not reasonably be expected to be material to the continued use by the Sold Companies or the Business of the Leased Real Property.  The Sold Companies have not subleased, licensed or otherwise granted to any Person the right to occupy such Leased Real Property or any portion thereof and the Acquired Company has not collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein.

(c)Except as set forth on Section 3.18 of the Seller Disclosure Schedule, with respect to the Leased Real Property (i) there is no material pending or, to the Knowledge of Seller, threatened in writing, appropriation, condemnation or like proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation and (ii) no Sold Company that is party to a Real Estate Lease has received or delivered any written notice of a default thereunder.  To the Knowledge of Seller, no party to any such Real Estate Lease has received notice of breach or default under any such Real Estate Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Estate Lease.

Section 3.19No Brokers' or Other Fees

.  Except for Deutsche Bank Securities Inc., whose investment banking and other agreed fees shall be paid by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

Section 3.20Affiliate Relationships

.  Except for (a) the Guaranties and (b) the Contracts set forth on Section 3.20 of the Seller Disclosure Schedule, no material Contract exists between any of the Sold Companies, on the one hand, and any of Seller or any Affiliates of Seller (excluding the Sold Companies), on the other hand. As of the Closing, except for claims that may be made by Seller under this Agreement or any Closing Agreement and for claims pursuant to the Contracts set forth on Section 3.20 of the Seller Disclosure Schedule, none of Seller or any of its Affiliates (including the Sold Companies) has any material claim or cause of action related to the Business or the Sold Companies or owes any money to, or is owed any money by, the Sold Companies.

Section 3.21Sufficiency of Assets

.  At the Closing, the Sold Companies will, (a) taking into account all of the Closing Agreements and (b) assuming all third-party Consents (including any regulatory approvals) required in connection with the transactions contemplated by this Agreement have been obtained, own or have the right to use all of the assets or properties of the Business that are necessary, adequate and sufficient to conduct in all material respects the Business as conducted as of the date of this Agreement.

Section 3.22Governmental Contracts

.

(a)Section 3.22(a) of the Seller Disclosure Schedule lists, subject to any prohibition on the disclosure of classified information, (x) each Government Contract that is currently active in performance having annual revenue in excess of $5,000,000 during the trailing twelve month period ending on September 25, 2015 or would reasonably be expected to involve at least such amount of revenue during the twelve month period beginning on September 25, 2015 and (y) each multiple-award  indefinite delivery/indefinite quantity prime Government Contract (including, without limitation, Government-Wide Acquisition Contracts and Federal Supply Schedule Contracts) for which the ordering period has not expired, and identifies, for each such Government Contract:  (i) the contract name and number; (ii) the contract start and end dates with option periods; and (iii) the customer, including, in the case of subcontracts, both the prime contractor or higher-tier subcontractor and the Governmental Authority.  Subject to applicable Law, Seller has made available to Buyer true, complete and correct copies of all Government Contracts required to be listed in Section 3.22(a) of the Seller Disclosure Schedule, including (A) all amendments, modifications or supplements thereto and (B) all draft or final audit reports from a Government Authority received by the Sold Companies pertaining to such Government Contracts. Unless identified as "closed" in Section 3.22(a) of the Seller Disclosure Schedule, each Government Contract is, and (other than with respect to any termination for convenience following the date of the Agreement) immediately following the consummation of the Transactions will be, in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The consummation of the Transactions contemplated hereby will not result in any payment or payments becoming due from any of the Sold Companies under any Government Contract or give any Person the right to terminate any Government Contract for default.  With respect to each Government Contract required to be listed in Section 3.22(a) of the Seller

Disclosure Schedule, none of the Sold Companies has received written notice (or to Seller’s Knowledge oral notice) from any Governmental Authority, prime contractor, or higher-tier subcontractor, of any intention to make a material modification, to terminate any Government Contract for convenience, or to refrain from exercising an option.

(b)Section 3.22(b) of the Seller Disclosure Schedule lists, subject to applicable Law, each Government Bid with an anticipated Contract annual revenue in excess of $5,000,000 ("Material Government Bid") and identifies, for each Material Government Bid:  (i) the solicitation number; (ii) the date of proposal submission; (iii) the anticipated award date; and (iv) the customer, including, in the case of subcontracts, both the prime contractor or higher-tier subcontractor and the Governmental Authority.  Seller has made available to Buyer complete and correct copies of each Material Government Bid.

(c)(i) None of the Sold Companies has received written notice that it is, and, to the Knowledge of Seller, none of the Sold Companies or the Business Employees is (or since January 1, 2013 has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to routine security investigations), (ii) there is no pending or, to the Knowledge of Seller, threatened audit or investigation by any Governmental Authority of any Sold Company or any Business Employee with respect to any alleged material irregularity, misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid, and (iii) since January 1, 2013, none of the Sold Companies has made a disclosure with respect to any irregularity, misstatement, omission or violation of Law arising under a Government Contract with or a Government Bid by such Sold Company, other than routine inquiries, audits and reconciliations that would not reasonably be expected to be material to the Sold Companies or the Business.  To the Knowledge of Seller, none of the Sold Companies nor any Business Employee has made any material misstatement or omission in connection with any disclosure that has led or is expected to lead to any of the consequences set forth in clause (i) or (ii) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)Each of the Sold Companies has complied in all material respects with the terms and conditions of each Government Contract and each Government Bid to which it is a party or subject and has complied in all material respects with all Laws applicable and pertaining to each Government Contract and each Government Bid, including, without limitation, and to the extent applicable, all clauses and provisions of the Federal Acquisition Regulation and each agency supplement thereto, the False Claims Act, the Truth in Negotiations Act, the Procurement Integrity Act, Title 18 of the United States Code, the Cost Accounting Standards, the Price Reductions Clause and Industrial Funding Fee requirements of any Multiple Award Schedule Contract, the discount and Contract Access Fee requirements of any Government-Wide Acquisition Contract, the sales tracking and reporting requirements of any Government Contract, and the education, experience, and other requirements for any Government Contract that includes labor qualification requirements. All written representations and certifications made by each of the Sold Companies with respect to any Government Contract or Government Bid were current and accurate, to the extent required by Law, and complete in all material respects as of their effective date and continue to be so.  Since January 1, 2013, other than in the Ordinary Course of Business, none of the Sold Companies has conducted or initiated any internal investigation that has discovered evidence of material wrongdoing by the Sold Companies or other internal investigation that has resulted in or would otherwise require a voluntary or mandatory disclosure to any Governmental Authority or otherwise made a voluntary or mandatory disclosure to any Governmental Authority, other prime contractor or higher-tier subcontractor with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. Except as set forth in Section 3.22(d) of the Seller Disclosure Schedule, since January 1, 2013, none of the Sold Companies has received written or, to the Knowledge of Seller, oral notice of any materially adverse investigation finding by any Government Authority relating to any Government Contract or Government Bid. There are no facts or circumstances known to Seller or the Sold Companies that would require a mandatory disclosure in connection with any Government Contract or Government Bid.  All costs, fees, profit and other charges and expenses of any nature that have been charged, and all sums invoiced, under Government Contracts prior to Closing were properly chargeable or invoiced to such Government Contract and were charged or invoiced in amounts consistent with the requirements of such Government Contract and applicable Law, including, without limitation, all applicable requirements relating to allowability, allocability and reasonableness.

(e)There are no outstanding material claims by or against any Sold Company, on the one hand, and a Governmental Authority, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract with or Government Bid by such Sold Company. The Sold Companies have not initiated or received written notice of and, to the Knowledge of Seller, there are no, material disputes between any Sold Company and a Governmental Authority under any Law or between such Sold Company and any Governmental Authority, prime contractor, subcontractor or vendor arising under any such Government Contract with or Government Bid by such Sold Company.  To the Knowledge of Seller, there are no facts that would be reasonably likely to result in any such claim.  Except as set forth on Section 3.22(e) of the Seller Disclosure Schedules, since January 1, 2013, no termination for convenience or termination for default, cure notice, show cause notice, letter of concern, contract deficiency report or final decision has been issued or has, to the Knowledge of Seller, been threatened in writing or is expected (i) with respect to any Government Contract or Government Bid, which termination, notice or decision would reasonably be expected, individually or in the aggregate, to be material to the Sold Companies or the Business or (ii) with respect to any Government Contract required to be listed on Section 3.22(a) of the Seller Disclosure Schedule.  As of the date of this Agreement, (x) none of the Sold Companies have any outstanding Government Bid that, if accepted or awarded, is expected to result in a loss in excess of $100,000 to such Sold Company (or, after the Closing, Buyer or its Subsidiaries) and (y) none of the Sold Companies is a party to any Government Contract which is expected to result in a loss in excess of $100,000 to such Sold Company (or, after the Closing, Buyer or its Subsidiaries).

(f)Each Sold Company's contractor business systems (as defined in DFARS 252.242-7005) with respect to the Government Contracts and Government Bids are in material compliance with applicable contract requirements and Laws.  Each Sold Company's cost accounting systems have been determined by the U.S. Government's Defense Contract Audit Agency to be adequate for accumulating and billing costs under Government Contracts.  No Governmental Authority, prime contractor or higher tier subcontractor under any Government Contract has disallowed any costs claimed by any Sold Company in excess of $100,000 in any annual incurred cost submission under any Government Contract.  To the Knowledge of Seller, there has been no material claim of defective pricing, mischarging or improper payments on the part of any Sold Company.  None of the Sold Companies has received any written communication that it will be subject to, and to Seller's Knowledge there is not pending or threatened, any audit or investigation conducted by any Governmental Authority, including, without limitation, the Defense Contract Audit Agency, whether arising under or relating to any Government Contract or otherwise, in any case, other than routine audits conducted in the Ordinary Course of Business.

(g)None of the Sold Companies is or has been, and none of the Sold Companies’ officers, directors or other persons having primary management or supervisory responsibility, are, debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, nor, to the Knowledge of Seller, has any debarment, suspension or exclusion proceeding been initiated against the Sold Companies or any Business Employee. Except as set forth in Section 3.23(g) of the Seller Disclosure Schedule, since January 1, 2013, no Governmental Authority has assigned any of the Sold companies a rating below “Satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance (i) in connection with any Government Contract that would reasonably be expected to have an adverse effect on any Government Contract, bid or proposal or (ii) in connection with any Government Contract required to be listed on Section 3.22(a) of the Seller Disclosure Schedule.

(h)In connection with each Government Contract and Government Bid, the Sold Companies have complied, in all material respects, with all requirements imposed by contract or Law to assert and protect their rights in technical data, computer software, and other Intellectual Property owned by the Sold Companies that is material to the operation of the Sold Companies’ businesses.  Since January 1, 2013, none of the Sold Companies has received written notice challenging, and to the Knowledge of Seller there is no basis for challenging, any proprietary markings or rights asserted by the Sold Companies in connection with any technical data, computer software, or other Intellectual Property owned by the Sold Companies that is material to the Business in connection with any Government Contract or Government Bid.

(i)Section 3.22(i) of the Seller Disclosure Schedule sets forth a complete list of all organizational conflict of interest (“OCI”) mitigation plans that are currently in effect with respect to each Government Contract of the Sold Companies.  The Sold Companies have furnished to Buyer complies of all such OCI mitigation plans.  Each of the Sold Companies is in material compliance with all of its OCI mitigation plans and has not received any written notice (or, to Seller’s Knowledge, oral notice) of any failure to be in compliance with such plans or the existence of any other prohibited OCI in connection with any Government Contract or Government Bid.

Section 3.23Security Clearances

.  Except as may be prohibited by the National Industrial Security Program Operating Manual (“NISPOM”), Section 3.23 of the Seller Disclosure Schedule sets forth a list of all facility security clearances held by the Sold Companies and, to the Knowledge of Seller, all personnel security clearances by number and clearance level held by any Business Employee, relating to the Business.  Each of the Sold Companies is in compliance, in all material respects, with all facility and personnel security clearance requirements imposed by contract or Law.  All facility clearances are valid and in full force and effect and, to the Knowledge of Seller, there is no proposed or threatened termination of any facility or security clearance.  To the Knowledge of Seller, all material personnel security clearances are valid and in full force and effect and, to the Knowledge of Seller, there is no proposed or threatened termination of any material personnel security clearance.  The security clearances set forth in Section 3.23 of the Seller Disclosure Schedule are all of the facility security clearances and personnel security clearances reasonably necessary to conduct the Business as currently conducted.

Section 3.24Product Warranties

.  Except as set forth on Section 3.26(a) of the Seller Disclosure Schedule, the Sold Companies do not provide material guaranties, warranties or indemnities with respect to the performance or integrity of any of the products or services sold by the Sold Companies.  Except as set forth on Section 3.26(a) of the Seller Disclosure Schedule, there have been no product recalls, withdrawals or seizures with respect to any products or services sold by the Sold Companies.  Section 3.26(a) of the Seller Disclosure Schedule sets forth a summary of each warranty claim, return or credit of defective products involving an amount in excess of $500,000, individually or in the aggregate, during the period beginning January 1, 2013 through the Closing Date.

Section 3.25Export Controls; FCPA

.

(a)Except as set forth on Section 3.25 of the Seller Disclosure Schedule, none of the Sold Companies has offered or given, and none of its directors, officers, managers, employees or agents working on behalf of such Sold Company ("Representatives"), has unlawfully offered or given on the Sold Companies' behalf, anything of value, including facilitating or "grease" payments, to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office or other Person; or (ii) any Person while knowing or being aware of a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof, candidate for political office or other Person: (a) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (b) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or (c) for the purpose of securing any improper advantage; in the case of each of clauses (a), (b) and (c), in order to assist such Sold Company in obtaining or retaining business for or with, or directing business to, any Person; or (d) where such payment would constitute a bribe, kickback or illegal or improper payment.

(b)None of the Sold Companies nor any of their respective Representatives has violated or is in violation in any material respect of any provision of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. 78dd-1 et seq.), the Arms Export Control Act (22 U.S.C. 2778), ITAR, the Export Administration Regulations (EAR) (15 C.F.R. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Asset Controls, United States Department of the Treasury (collectively, the "Export Control Laws"), each as amended, or any Law of similar effect, and the Sold Companies have made all payments to third parties by check mailed to each such third party's principal place of business, by wire transfer to a bank located in the same jurisdiction as each such party's principal place of business or via credit card.  To the Knowledge of Seller, all transactions have been and are properly and accurately recorded on the books and records of such Sold Company, and each document upon which entries in such Sold Company's books and records are based has been and is complete and accurate, in all material respects. Since January 1, 2013, none of the Sold Companies has received any written communication alleging that it is not in compliance with the Export Control Laws in any material respect, and none of the Sold Companies has filed any voluntary disclosures of possible violations of the Export Control Laws or any other export violations, in each case, relating to the Sold Companies and except where such failure to comply or violation would not reasonably be expected to be, individually or in the aggregate, material to the Sold Companies or the Business.  None of the Sold Companies, their Affiliates, nor, to the Knowledge of Seller, any of their respective directors, officers or employees: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Asset Control ("OFAC") of the United States Department of the Treasury or on any other similar list maintained pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by Law; or (iii) has been convicted of or charged with a felony relating to money laundering or, to the Knowledge of Seller, is under investigation by any Governmental Authority for money laundering.

(c)The Sold Companies hold all required ITAR registrations and all required ITAR, EAR, and OFAC licenses necessary to operate the Business.

(d)The Sold Companies hold all customs bonds, dual use goods licenses and other similar export or import registrations and licenses necessary to operate the Business.

Section 3.26No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article III or in any Closing Agreement, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty, and Seller hereby disclaims any such representation or warranty with respect to (i) Seller, the Sold Companies or their respective businesses, affairs, assets, results of operation, estimates, projections or prospects, (ii) the execution and delivery of this Agreement, (iii) the consummation of the transactions contemplated by this Agreement, or (iv) the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer.

ARTICLE IV
Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller on the date hereof and on the Closing Date:

Section 4.1Organization

.  Parent is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Buyer is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Buyer has all requisite corporate or other power and authority to own its assets and carry on its business as now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not be material to the business of Buyer.

Section 4.2Authorization, Enforceability

.  Each of Parent and Buyer has the corporate or other power and authority to execute and deliver this Agreement and each Closing Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each of Parent and Buyer of this Agreement and each Closing Agreement to which it is a party, the performance by each of Parent and Buyer of its obligations hereunder and thereunder, and the consummation by each of Parent and Buyer of the Transactions have been duly authorized by all necessary corporate or other action on the part of such Person.  This Agreement has been duly executed and delivered by each of Parent and Buyer, and each of Parent and Buyer shall duly execute and deliver each Closing Agreement to which it is a party and, assuming due authorization, execution and delivery by each other party thereto, this Agreement constitutes, and each Closing Agreement shall constitute, a valid and binding agreement of each of Parent and Buyer, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3No Approvals or Conflicts; Governmental Authorizations

.  Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, the execution, delivery and performance by each of Parent and Buyer of this Agreement and each Closing Agreement to which it is a party and the consummation by such Person of the Transactions do not and will not (i) violate or conflict with its certificate of incorporation, bylaws or equivalent organizational documents, (ii) violate, conflict with or result in a material breach of, or constitute a default by such Person (or create an event which, with notice or lapse of time or both, would constitute a default) or result in the loss of a benefit or increase in liabilities or fees under, or create in any party the right to terminate under any material Contract or permit to which such Person or any of its Subsidiaries or any of its or their properties may be bound, (iii) violate or result in a material breach of any Order or Law applicable to such Person or any of its properties or (iv) except for applicable requirements of the HSR Act, require any Consent of any Governmental Authority.

Section 4.4Litigation

.  As of the date hereof, there are no Proceedings or investigations by any Governmental Authority pending or, to the knowledge of the Buyer, threatened against Parent or Buyer or any of their respective Affiliates that challenge, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the ability of Parent or Buyer to consummate the Transactions; and none of Parent or Buyer or any of their respective Affiliates is subject to any Order that challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with, the ability of such Person to consummate the Transactions.

Section 4.5Compliance with Law

.  Neither Buyer nor any of its Subsidiaries is in violation of any Order or Law applicable to them or any of their respective properties, except for violations the existence of which would not reasonably be expected to impair or materially delay the ability of Buyer to consummate the Transactions.

Section 4.6Financial Resources

.  Buyer has, and, assuming all conditions set forth in Article VII have been satisfied, will at Closing have, sufficient cash or other sources of immediately available funds to consummate the Transactions, including payment of the Purchase Price and any other amounts payable by Buyer in connection with the transactions contemplated hereby.  Buyer has delivered to Seller a true, complete and correct copy of that certain Commitment Letter dated December 7, 2015 (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto, collectively, the “Debt Financing Commitment”), by and among Buyer, as borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner and Smith Incorporated (collectively, the "Debt Financing Sources"). The Debt Financing Commitment is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, each of the other parties thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors.

Section 4.7No Brokers' or Other Fees

.  Except for Bank of America, Merrill Lynch, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.8Purchase for Investment

.  Buyer is purchasing the Sold Shares for its own account and solely for investment, with no intention to sell, transfer or distribute any Sold Shares to any other Person.  Buyer, either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sold Shares, and Buyer is capable of bearing the economic risks of such investment and can afford to lose its entire investment in the Sold Shares.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Sold Shares.  Buyer acknowledge that none of the Sold Shares are registered under the Securities Act of 1933, as amended (the "Securities Act") or under any state or foreign securities laws, and Buyer will not sell, transfer or distribute any Sold Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

Section 4.9Investigation

.  Buyer acknowledges that it has had the opportunity to conduct an independent investigation and verification of the current condition and affairs of the Sold Companies and the Business.  Buyer acknowledges that it and its agents have been given the opportunity to examine records and other information with respect to the Sold Companies and the Business, including the opportunity to ask questions of the officers and management employees of the Business, and in making the determination to proceed with the transactions contemplated by this Agreement and the Closing Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and in the Closing Agreements. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make any projections, estimates or forecasts for the Business, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all any projections, estimates or forecasts for the Business so furnished to it (including the reasonableness of the assumptions underlying such any projections, estimates or forecasts for the Business) and (iv) Buyer shall have no claim against Seller with respect to such any projections, estimates or forecasts for the Business,.

Section 4.10No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty to Seller. Except as set forth in Article III, neither Seller nor any of its Affiliates make or provide any warranty or representation, express or implied, as to the quality, merchantability or fitness for a particular purpose.

ARTICLE V
Covenants and Agreements

Section 5.1Conduct of Business Prior to the Closing

.

(a)Without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise contemplated by this Agreement (including the Pre-Closing Transfers), as disclosed on Schedule 5.1 or as required by Order, during the Pre-Closing Period, Seller and its Affiliates shall, and shall cause the Sold Companies to:

(i)conduct the Business in all material respects in the Ordinary Course of Business;

(ii)use commercially reasonable efforts to preserve intact (A) the current business operations and organization (including officers and employees) and (B) relationships with suppliers, customers and other third parties having material business relationships with the Sold Companies;

(iii)use commercially reasonable efforts to maintain (A) all of the material assets and properties of, or used by, the Sold Companies in their current condition,

ordinary wear and tear excepted or (B) insurance upon all of the properties and assets of the Sold Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement; and

(iv)use commercially reasonable efforts to (A) maintain the books, accounts and records of the Sold Companies in the Ordinary Course of Business and (B) comply with all contractual and other obligations of the Sold Companies; and

(v)comply in all material respects with all applicable Laws.

(b)In furtherance of Section 5.1(a), without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise contemplated by this Agreement (including the Pre-Closing Transfers), as disclosed on Schedule 5.1 or as required by Order, during the Pre-Closing Period, Seller shall not (as it relates to each Sold Company) and shall cause each Sold Company not to:

(i)issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock or other ownership interests, in the Sold Companies;

(ii)(A) amend the articles of incorporation or by-laws (or equivalent governing documents) of any Sold Company or (B) split, combine or reclassify the capital stock or other equity interests of any Sold Company;

(iii)(x)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory or other assets in the Ordinary Course of Business, or (y) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory in the Ordinary Course of Business or the disposition of obsolete property;

(iv)(A) other than in the Ordinary Course of Business, enter into, extend, terminate, cancel or modify in any material respect any Material Contract (or any Contract that would be a Material Contract if in effect as of the date of this Agreement) or (B) submit any Government Bid which, if accepted, is expected to result in a loss;

(v)subject to any Encumbrance or otherwise encumber or, except for Permitted Encumbrances, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any Sold Company, except in the Ordinary Course of Business;

(vi)make any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate or commitments therefor, except in the Ordinary Course of Business;

(vii)declare any dividend or other distribution in respect of the capital stock of the Sold Companies other than Cash dividends paid prior to the Closing Date out of available funds therefor;

(viii)except as contemplated by Section 5.9 or to the extent required under any Company Group Plan or applicable Law,  (A) adopt any new benefits, or increase the compensation, bonus or fringe benefits of any Business Employee under any Sold Company Benefit Plan (except for increases in salary or hourly wage rates in the Ordinary Course of Business or the payment of accrued or earned but unpaid bonuses), (B) enter into or grant any new employment, consulting, severance, retention, change in control or incentive agreement or arrangement with any Employee, except in connection with newly hired Business Employees or promoted Business Employees, or in accordance with normal compensation practices in the Ordinary Course of Business, or to the extent any such agreement or arrangement would solely constitute a Transaction Expense or otherwise be paid or borne solely by Seller, (C) establish, adopt, enter into or amend in any material respect or terminate any Sold Company Benefit Plan except pursuant to this Agreement or the Closing Agreements, or to the extent any such agreement or arrangement would solely constitute a Transaction Expense or otherwise be paid or borne solely by Seller or (D) transfer or assign any Business Employee to Seller or any Affiliate thereof (other than the Sold Companies);

(ix)enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization (including work councils) with respect to any Sold Company, except as may be required by applicable Law;

(x)other than in the Ordinary Course of Business, introduce any material change with respect to the Business or operations of any Sold Company, including any material change in the types, nature, composition or quality of its products or services;

(xi)except for Intercompany Payables and Receivables and Intercompany Indebtedness incurred in the Ordinary Course of Business or as required by the Transaction Documents in connection with the consummation of the Transactions, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, Seller, any Subsidiary of Seller or any of their Affiliates;

(xii)settle or compromise any material litigation in excess of $1,000,000 individually or $2,000,000 in the aggregate other than settlements or compromises of litigation in the Ordinary Course of Business;

(xiii)(A) change, make or revoke any material Tax elections, (B) change any material Tax reporting principles, methods or policies of any Sold Company, (C) amend any material Tax Return, (D) enter into a Tax sharing, allocation, indemnity or similar agreement, or enter into any closing agreement (other than with respect to any consolidated, combined, unitary or similar Tax Return of which the Seller or its Affiliate (other than any of the Sold Companies) is the common parent), or (E) settle or compromise any material Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim;

(xiv)enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Sold Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons, except for immaterial provisions entered into in the Ordinary Course of Business;

(xv)enter into any Contract in relation to the Business for the sale, purchase or lease (as lessee) of real property or exercise any option to extend any leases relating to Leased Real Property;

(xvi)make any material change to its method of financial accounting in effect as of December 31, 2014, except as required by a change in GAAP or in applicable Law; or

(xvii)enter into any agreement (A) or agree or commit to take any of the actions described in the foregoing clauses (i) through (xx), (B) which would make any of the representations and warranties of the Seller in this Agreement or any of the Closing Agreements untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied; or (C) that would have a Company Material Adverse Effect.

(c)Other than the right to consent or withhold consent with respect to the matters set forth in Section 5.1(b) and the restrictions and prohibitions with respect to the conduct of the Business by Seller as a result thereof (including the rights and remedies of Buyer hereunder), nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of Seller, the Sold Companies or the Business prior to the Closing.

Section 5.2Access

. During the Pre-Closing Period, Seller shall, and shall cause the Sold Companies to, (i) reasonably cooperate with Buyer to facilitate the transition to Buyer on the Closing Date of the IT systems and network used in the operation of the Business or by the Sold Companies (provided that such cooperation does not unreasonably interfere with the Business or the business of Seller), and (ii) afford to Buyer, through its employees and authorized representatives, reasonable access during normal business hours and upon prior reasonable written notice to Seller, to the officers, properties, facilities, assets, Contracts, books, financial information and records of the Sold Companies (including (x) working papers and data in the possession of Seller or the Sold Companies or its accountants and (y) IT staff in order to assess the transition of IT services to Buyer); provided that such access does not interfere unreasonably with the normal business operations of Seller or the Sold Companies; and provided, further, that such access shall not include any invasive or destructive sampling or testing of any environmental medium or building material; provided, further, Buyer shall not have access to personnel records of Seller or its Affiliates relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or any of its Affiliates to risk of liability.  If the foregoing access involves entry onto any properties of the Sold Companies, Seller shall be entitled to have a representative of Seller accompany Buyer or its authorized representatives at all times.  Notwithstanding anything to the contrary in this Agreement, Seller and the Sold Companies shall not be required to disclose (A) any information to Buyer if Seller is advised in writing by counsel that such disclosure would be reasonably likely to (w) include competitively sensitive information (in which case such information shall be disclosed in compliance with the Joint Defense Agreement), (x) jeopardize any attorney-client privilege, or (y) violate any applicable Law or Order, (B) information relating to any sale or divestiture process conducted by Seller or its Affiliates for the Business or Seller’s or its Affiliates’ (or their Representatives’) evaluation of the Business in connection therewith, including projections, financial or other information relating thereto, or (C) any consolidated, combined, unitary or similar Tax Return of which Seller or any of its Affiliates (other than the Sold Companies) is the common parent or any other information relating to Taxes or Tax returns other than information relating solely to the Sold Companies; provided, however, that Seller shall cooperate with Buyer and shall use commercially reasonable efforts to design and implement alternative disclosure arrangements and, to the extent available, use such alternative disclosure arrangements to provide information, documents, and access to the Buyer and its representatives, agents, employees, counsel, and advisors in a manner that would not violate applicable Law or Order or cause the loss of attorney-client privilege with respect thereto.  The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement until the Closing, and all information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.3Efforts; Regulatory Filings and Consents

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(a)Subject to Buyer’s obligations set forth in Section 5.3(d), each of Seller, on the one hand, and Buyer, on the other hand, shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective the Transactions (including the preparation and filing of all forms, registrations and notices and the execution and delivery of any additional instruments necessary to consummate the Transactions), and (ii) to obtain any Consent of any third Person, including any Governmental Antitrust Authority, required to be obtained or made by Seller or Buyer, or any of their respective Subsidiaries or Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement.

(b)Each of Seller and Buyer shall (i) as soon as reasonably practicable (and in any event within seven (7) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the Transactions, if any, and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable make all filings under the applicable Other Competition Laws required for the Transactions, if any, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Other Competition Laws.  Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Other Competition Laws, as the case may be.  Each of Buyer and Seller shall furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or the applicable Other Competition Laws, as the case may be.  Seller and Buyer shall use their respective reasonable best efforts to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, and any other Governmental Antitrust Authorities having jurisdiction.

(c)Without limiting the generality of the undertakings set forth in Sections 5.3(a), (b) and (d) and subject to any appropriate confidentiality protections, Seller, on the one hand, and Buyer, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with this Section 5.3 and shall each promptly provide counsel for the other party (which may be done on an outside counsel only basis) with copies of all filings made by such party, and all correspondence between such party (and its advisors) and any Governmental Antitrust Authority, and any other information supplied by such party or such party's Affiliates to a Governmental Antitrust Authority in connection with this Agreement and the Transactions; provided, however, that materials provided pursuant to this Section 5.3(c) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable legal privilege concerns.  Subject to applicable Law, Seller and Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and shall consider in good faith the views of the other party in connection with, any proposed written or, if practicable, oral communication to any Governmental Antitrust Authority relating to the Transactions.  Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate.

(d)In furtherance and not in limitation of the foregoing, Buyer or its Affiliates shall take, or cause to be taken, any and all actions, including the disposition of assets, required by any Governmental Antitrust Authority as a condition to the granting of any Consent necessary for the consummation of the transactions contemplated hereby that would otherwise reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, such actions include, but are not limited to: (i) divesting, selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, any entities, assets or facilities of the Sold Companies or any entity, facility or asset of Buyer or its Subsidiaries or Affiliates, (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations, and (iii) amending, assigning or terminating any existing licenses or other agreements and entering into such new licenses or other agreements (and, in each case, entering into agreements with the relevant Governmental Antitrust Authority giving effect thereto) in each case with respect to the foregoing clauses (i), (ii) or (iii) if such action is necessary or reasonably advisable or as may be required by any Governmental Antitrust Authority as a condition to the granting of any Consent necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate, reverse or resolve any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the U.S. Antitrust Laws or Other Competition Laws) that would otherwise reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement; provided that any such action shall not be required to be effective prior to the Closing.  Notwithstanding anything to the contrary in this Section 5.3(d), nothing contained in this Agreement shall require Buyer, or any of its Subsidiaries or Affiliates, to take, or agree to take, any action or agree to any condition or restriction, in connection with obtaining any Consent necessary from any Governmental Antitrust Authority, that:  (a) would require Buyer or any of its Affiliates to threaten or file any suit or engage in any litigation with any Person; (b) would require Buyer to divest, otherwise dispose of or hold separate assets with a fair market value in excess of $15,000,000; (c) would require Buyer or any of its Subsidiaries or Affiliates to breach any contractual obligations the reasonably likely result of which would be to cause Buyer or any of its Subsidiaries or Affiliates to incur losses in excess of $15,000,000; or (d) would reasonably be likely to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole, after giving effect to the Closing hereunder (with materiality measured on a scale relative to the Sold Companies, taken as a whole).

(e)The filing fees under the HSR Act and Other Competition Laws, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the parties in connection with any such filings, shall be paid fifty percent (50%) by each of Buyer and Seller.

(f)Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, Buyer shall not, and shall cause its Subsidiaries and controlled Affiliates to not, take or agree to take any action that would reasonably be expected to prevent or delay the parties from obtaining any Consent of any Governmental Antitrust Authority in connection with the Transactions, or to prevent or materially delay or impede the consummation of the transactions contemplated herein, including any acquisition (whether via merger, consolidation, stock or asset purchase or otherwise) of or agreement to acquire any material amounts of assets of or equity in any other Person or any business or division thereof if such acquisition or agreement would be reasonably expected to create a material risk of making it more difficult to obtain the Consent of the FTC or the DOJ or any other Governmental Antitrust Authority required in connection with the Transactions.

Section 5.4Third Party Consents

.  Each of Buyer and Seller shall use its respective commercially reasonable efforts to obtain any Consent of any Person (other than Governmental Antitrust Authorities) required to consummate and make effective the Transactions, including obtaining each of the Consents set forth on Schedule 5.4.  Each party agrees to cooperate reasonably with the other party in obtaining such Consents.  To the extent that Seller and Buyer are unable to obtain any required third party Consents prior to the Closing (such Consents, the "Post-Closing Consents"), Seller shall cooperate with Buyer to make or obtain (or cause to be made or obtained), as promptly as practicable following the Closing, all Post-Closing Consents.

Section 5.5Tax Matters

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(a)Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating directly to the Sold Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and response to any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return; provided, however, that if such requested information is contained within a document containing any unrelated information, only portions pertaining to such relevant information shall be furnished.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Sold Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by Buyer and Seller, as the case may be, any extensions thereof).  At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Notwithstanding any provision of this Agreement, including this Section 5.5(a), Seller and the Sold Companies shall not be required to disclose any consolidated, combined, unitary or similar income Tax Return of which Seller or any of its Affiliates (other than the Sold Companies) is the common parent or any other information relating to Taxes or Tax Returns other than information relating solely to the Sold Companies.

(b)Tax Returns.  Seller shall prepare and timely file (or cause to be prepared and timely filed) its U.S. federal and any other affiliated, consolidated, combined, or unitary income Tax Returns in respect of Seller and any of the Sold Companies for any Pre-Closing Tax Period and with respect to any Straddle Period; provided that, in the case of any such Tax Return for any Straddle Period which would include the Sold Companies for the portion of the Straddle Period beginning after the Closing Date, (i) Seller shall prepare and timely file (or cause to be prepared and timely filed) any such Tax Returns in a manner consistent with prior practice, except as required by applicable Law and (ii) Seller shall provide Buyer with a draft of any such Tax Returns at least thirty (30) days before the filing due date and Seller shall make (or cause to be made) any changes to such Tax Returns reasonably requested by Buyer.  Buyer shall prepare and timely file (or cause the Sold Companies to prepare and timely file) any other Tax Returns of the Sold Companies for any Pre-Closing Tax Period and

with respect to any Straddle Period; provided that (i) Buyer shall prepare and timely file any such Tax Returns in a manner consistent with prior practice, except as required by applicable Law and (ii) Buyer shall provide Seller with a draft of any such Tax Returns at least thirty (30) days before the filing due date and Buyer shall make any changes to such Tax Returns reasonably requested by Seller.

(c)Tax Sharing Agreements. Seller shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between Seller, on the one hand, and any Sold Company, on the other hand, to be terminated on or before the Closing Date.  After the Closing Date no person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes.

(d)Buyer shall not make, or cause to be made, any election under Section 338 or 336(e) of the Code (or any similar provision under state, local or foreign law), relating to any of the Sold Companies.

Section 5.6Tax Indemnity

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(a)Subject to the provisions set forth in this Agreement and to the extent not taken into account in the calculation of Closing Net Working Capital, from and after the Closing, Seller agrees to indemnify Buyer and its officers, directors, employees, agents representatives and Affiliates (including, after the Closing, the Sold Companies) and hold each of them harmless against (i) any Taxes imposed on or with respect to the Sold Companies for any Pre-Closing Tax Period and, with respect to any taxable period that begins on or before and ends after the Closing Date (a "Straddle Period"), for the portion thereof ending on and including the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Sold Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any Incremental Deferred Tax Liability that results in a positive amount, (iv) without duplication for any amounts recoverable for a positive Incremental Deferred Tax Liability under clause (iii) of this Section 5.6(a), any Losses resulting from each breach of the representations and warranties set forth in Section 3.11(i) of this Agreement, and (v) covenants set forth in Section 5.5 of this Agreement.  Notwithstanding anything herein to the contrary, the Tax indemnity provided under this Section 5.6(a) shall not cover Tax liabilities (I) resulting from any transaction of the Sold Companies outside the Ordinary Course of Business that occurs after the Closing or (II) resulting from any action taken after the Closing by Buyer, any of its Affiliates, or any transferee of Buyer or its Affiliates.

(b)Subject to the provisions set forth in this Agreement, from and after the Closing, Buyer agrees to indemnify Seller and its respective officers, directors, employees, agents, representatives and Affiliates and hold each of them harmless against all Tax liabilities of the Sold Companies other than those which are Seller's responsibility pursuant to the immediately preceding paragraph and any failure of

Buyer to perform any covenants or other agreements of Buyer contained in Section 5.5, Section 5.6, Section 5.7 or Section 5.8 hereof; provided further, that Buyer agrees to indemnify Seller and its officers, directors, employees, agents representatives and Affiliates and hold each of them harmless against any Incremental Deferred Tax Liability that results in a negative amount.

(c)The parties agree that the amount of any indemnification payment made pursuant to this Section 5.6 shall be determined in accordance with Section 9.8(c).

(d)Payment by the Indemnifying Party of any amount due under this Section 5.6 shall be made within ten (10) Business Days following written notice by the Indemnified Party that payment of such amounts to the appropriate Taxing Authority is due; provided that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Taxing Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 5.7 below, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

(e)The parties agree that any indemnification payment made pursuant to this Section 5.6 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

(f)Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 5.6 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question.

(g)Any disputes between the parties with respect to the Tax matters regarding the Sold Companies in Section 5.5, this Section 5.6 or Section 5.7 shall be resolved by the Accounting Firm, whose fees and expenses shall be shared in accordance with Section 2.5(e).

(h)For purposes of Section 5.6(a)(i), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(i)As soon as reasonably practicable after the Closing Date, and in any event, within ninety (90) days thereof, Seller shall prepare and deliver to Buyer a statement setting forth its calculation of the Incremental Deferred Tax Liability.  After receipt of such statement, Buyer shall have the right to review and object to Seller’s calculation in the same manner as is applicable to Seller pursuant to the provisions of Section 2.5(b), mutatis mutandis.

Section 5.7Procedures Relating to Indemnity of Tax Claims

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(a)If a Tax claim, audit, examination, notice of deficiency or other adjustment, assessment or redetermination shall be made or threatened against Buyer or Seller, as the case may be, or any of their Affiliates by any Taxing Authority, which, if successful, would result in an indemnity payment pursuant to Section 5.6(a) or (b) (a "Tax Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by the Indemnified Party.  If notice of a Tax Claim is not given to the Indemnifying Party within a sufficient period of time to allow the Indemnifying Party to effectively contest such Tax Claim, or in reasonable detail to apprise the Indemnifying Party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any of their Affiliates to the extent that the Indemnified Party's ability to effectively contest such Tax Claim is materially prejudiced as a result thereof.

(b)With respect to any Tax Claim that relates (i) to a Pre-Closing Tax Period for which Seller would be responsible pursuant to Section 5.6(a) or (ii) to a Tax related to Seller’s or its Affiliates’ (other than any of the Sold Companies) U.S. federal and any other affiliated, consolidated, combined, or unitary income Tax Returns in respect of any of the Sold Companies for any Straddle Period, Seller shall have the right to control at its sole expense all proceedings taken in connection with such Tax Claim (including selection of counsel) (a "Seller-Controlled Tax Claim"), but shall not, without the prior written approval of Buyer, not to be unreasonably withheld, conditioned or delayed, agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement increases (i) the Tax liability of Buyer or any of its Affiliates (other than any Sold Company) or (ii) the Tax liability of any Sold Company with respect to any taxable period (or portion thereof) for which Buyer would be responsible pursuant to Section 5.6(b).

(c)With respect to any Tax Claim that is not a Seller-Controlled Tax Claim, Buyer shall have the right to control at its sole expense all proceedings taken in connection with such Tax Claim (including selection of counsel); provided, however, in the event such Tax Claim relates to the Straddle Period for which Buyer seeks indemnification pursuant to Section 5.6(a), (i) Seller shall have the right (but not the obligation) to fully participate in such Tax Claim at Seller’s expense and (ii) Buyer shall not, without the prior written approval of Seller, not to be unreasonably withheld, conditioned or delayed, agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability.

(d)If any Tax Claim (other than with respect to any consolidated, combined, unitary or similar Tax Return of which the Seller or its Affiliate (other than any of the Sold Companies) is the common parent) includes multiple Tax periods and Buyer, one the one hand, and Seller, on the other hand, would each otherwise control such Tax Claim relating to any one of such Tax periods pursuant to Section 5.7(b) and Section 5.7(c), Buyer and Seller shall use reasonable best efforts to cooperate with the relevant taxing authority to separate such Tax Claim between the respective Tax periods; provided, however, if such Tax Claim cannot be separated between the respective Tax periods, Buyer shall have the right to control at its sole expense all proceedings taken in connection with such Tax Claim (including selection of counsel); provided that, (i) Seller shall have the right (but not the obligation) to fully participate in such Tax Claim at Seller’s expense and (ii) Buyer shall not, without the prior written approval of Seller, not to be unreasonably withheld, conditioned or delayed, agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability.

(e)Notwithstanding anything to the contrary contained in this Agreement, after the Closing Date, neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Sold Companies) shall, without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed), file or cause to be filed (i) any amended Tax Return, (ii) any claim for Tax refund or (iii) any Tax election, with respect to the Sold Companies (or relating to its income, properties or operations), if any such filing could have the effect, as reasonably determined in good faith by Seller, of (i) increasing the Tax liability of Seller or any of its Affiliates (other than any Sold Company) (or, in each case, otherwise disadvantaging such party) or (ii) increasing the Tax liability of any Sold Company with respect to any taxable period (or portion thereof) for which Seller would be responsible pursuant to Section 5.6(a).

Section 5.8Refunds and Tax Benefits

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(a)To the extent not taken into account in the calculation of Net Working Capital, any Tax refunds that are received by Buyer, or, after the Closing, the Sold Companies, and any amounts credited against Tax to which Buyer or the Sold Companies become entitled, that relate to a Tax for which Seller is responsible pursuant to Section 5.6(a) shall be for the account of Seller and Buyer shall promptly pay over to Seller (to one or more accounts designated by Seller) the amount of any such refund or any such credit within five (5) days after the receipt or entitlement thereto, net of (i) any Taxes of Buyer and its Affiliates (including the Sold Companies) attributable to such Tax refund and (ii) any reasonable costs and expenses incurred by Buyer and its Affiliates (including the Sold Companies) in obtaining such Tax refund.  Buyer agrees that it shall not, without Seller's prior written consent, cause or permit the Sold Companies to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller shall have no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Buyer of the foregoing undertaking.

(b)At the request of Seller, Buyer shall file or cause to be filed at Seller's sole expense, an amended Tax Return or claim for Tax refund with respect to Taxes of the Sold Companies for any Pre-Closing Tax Period or for any Straddle Period; provided that Buyer shall have no obligation to file any amended Tax Return or claim for Tax refund that would, as reasonably determined in good faith by Buyer, increase the Tax liability of any Sold Company with respect to any taxable period (or portion thereof) for which Buyer would be responsible pursuant to Section 5.6(b), except as required by applicable Law.

Section 5.9Employees; Benefit Plans

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(a)Business Employees.  Buyer shall (or shall cause the Sold Companies to) continue to employ effective as of the Closing Date, each Business Employee (i) identified on Exhibit D (which shall be updated by Seller no later than five (5) Business Days prior to Closing) or (ii) who is employed on the Closing Date. Business Employees described in this Section 5.9(a) who, by operation of law, or as otherwise set out in this Section 5.9(a), become employees of Buyer or one of its Affiliates (including, as of the Closing, any of the Sold Companies), shall collectively be the "Transferred Employees".  Buyer shall indemnify Seller and hold Seller harmless against any liabilities or costs arising from or connected to the employment or termination of a Transferred Employee by Buyer or any Sold Company from or after Closing.  Prior to the Closing, Seller shall assume the obligations of the Sold Companies to provide any retiree medical benefits to any current or former Business Employees, including the benefit obligations set forth in Items 18 of Section 3.12(a) of the Seller Disclosure Schedule, and shall indemnify Buyer and its Affiliates and hold Buyer and its Affiliates harmless from and against any liabilities or costs arising from or in connection with such retiree medical benefits.

(b)Prior to the Closing, Seller and the Sold Companies shall take any and all necessary actions to terminate the Data Tactics Corp. 401(k) Profit Sharing Plan (the “DT 401(k) Plan”), such termination to be effective as of immediately prior to the Closing Date.  Seller and the Sold Companies shall provide Buyer with evidence of the DT 401(k) Plan termination including duly adopted board resolutions of the sponsoring employer and any requisite plan amendments as and when any such documents or filings are completed.  Buyer shall have reasonable opportunity to review and comment on the form and substance of the documents prepared in connection with the DT 401(k) Plan termination.  Buyer shall take any and all necessary actions to permit the Transferred Employees that are entitled to receive an “eligible rollover distribution” (as defined in Code Section 402(c)(4)) from any Company Group Plan that is a defined contribution 401(k) savings plan, including the DT 401(k) Plan, to roll over such eligible rollover distribution, including any associated participant loans, as part of any lump sum cash distribution into an account under a defined contribution 401(k) savings plan maintained by Buyer or one of its Affiliates (the “Buyer 401(k) Plan”), subject to and in accordance with the provisions of such plan and applicable Law, effective no later than one hundred and twenty (120) days following the Closing Date (or such later time as mutually agreed by the Parties).  Seller and Buyer shall cooperate as reasonably necessary in order to facilitate and effect an eligible rollover distribution for those Business Employees who elect to rollover their account balances directly to the Buyer 401(k) Plan.

(c)The parties acknowledge and agree that there will be no transfer by Seller or its Affiliates, or assumption by Buyer or its Affiliates (including the Sold Companies following the Closing), of any liabilities under any defined benefit pension plans maintained or sponsored by Seller or its Affiliates, including, without limitation, the L-3 Communications Systems-West Retirement Plan and the L-3 Communications Systems-West Retirement Plan II, in connection with the transactions contemplated under this Agreement.

(d)At or prior to the Closing, Seller shall pay the 2015 Bonus Payments to the applicable Business Employees.

(e)Unless specifically provided for in this Agreement or in the Transition Services Agreement, Buyer shall not assume any obligations under or liabilities with respect to, or receive any right or interest in any trusts relating to, assets of or any insurance administration or other contracts, or related obligations pertaining to any Company Group Plan that is not a Sold Company Benefit Plan, and the Seller shall remain solely responsible for and shall indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees and agents for any and all costs, expenses or Losses under, in connection with or relating to any Company Group Plan that is not a Sold Company Benefit Plan, regardless of when any such costs, expenses or Losses arise, are incurred, are reported or are disclosed, including any obligations for employment or other taxes and social or national insurance contributions or similar obligations in connection with any payment made or benefits provided to Business Employees (or other employees) under any Company Group Plan that is not a Sold Company Benefit Plan.

(f)In those jurisdictions where there is a workers' compensation program, Buyer's workers' compensation program shall be responsible for all claims for benefits that are based upon events occurring on or after the Closing by participating Transferred Employees.  Seller's workers' compensation program shall be responsible for all claims for benefits that are based upon events which occurred prior to the Closing by participating Transferred Employees. To the extent that any Business Employees who are receiving short-term disability benefits as of the Closing are subsequently determined to be eligible for long-term disability benefits, any obligations to provide such long-term disability benefits shall be the responsibility of Seller or any long-term disability plan maintained by Seller.

(g)Unless required to be paid by Seller under applicable law, Buyer shall assume and honor all vacation days accrued for on the financial statements of a Sold Company which have not yet been taken by Transferred Employees as of the Closing

Date (but only to the extent that such vacation days have been accrued for by Seller and taken into account in the calculation of Net Working Capital) and such vacation days may be used pursuant to Buyer's applicable vacation policies in effect as of the Closing Date and as thereafter amended.

(h)Seller shall take all necessary action under the L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan  and any other stock- or equity-based compensation plan (collectively, the “Seller LTPP”) to accelerate the vesting of any awards granted to the Transferred Employees and that are outstanding immediately prior to the Closing (“Transferred Employee Awards”), such that the awards are vested as of the Closing Date in proportion to each Transferred Employee’s days of service with Seller or its Affiliates from the grant date of such awards through the Closing Date divided by the total number of days required to become fully vested within the normal time-vesting or restricted period applicable to the awards. The Transferred Employee Awards, to the extent vested or exercisable, as applicable, shall remain outstanding or be settled in accordance with the terms of the applicable award agreement and the Seller LTPP.

(i)Seller and Buyer shall cooperate in communications with Business Employees with respect to employee compensation and benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the Transactions.

(j)Buyer and Seller acknowledge and agree that except as set forth in Section 5.9(a), nothing contained in this Section 5.9 shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Transferred Employee from and after the Closing; provided that such termination is in accordance with applicable Law.

(k)No Third Party Beneficiaries.  Without limiting the generality of Section 10.13, nothing in this Section 5.9, express or implied, is intended to confer any third party beneficiary or other rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Transferred Employees or other current or former Business Employees), including any right to employment or continued employment for any specified period or continued participation in any Company Group Plan or any employee benefit plans, programs, policies or arrangements that are sponsored or maintained by Buyer or its Affiliates, of any nature or kind whatsoever under or by reason of this Section 5.9.  No provision of this Section 5.9 is intended to and such provisions do not modify, amend or create any employee compensation or benefit plan of the Seller, Buyer or any of their respective Affiliates.

(l)Cooperation.  Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Section 5.9 be effected in an orderly manner and agree to devote their respective commercially reasonable efforts and to cooperate fully in complying with the provisions of this Section 5.9.  Without limiting the generality of the foregoing, each of the parties agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Section 5.9 and to facilitate the transactions referred to in this Section 5.9. Without limiting the generality of the foregoing, prior to and after the Closing Date, the parties shall reasonably cooperate to comply with and satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to Transferred Employees.  Subject to the requirements of applicable Law, the Seller shall, upon written request from Buyer, provide to Buyer such information relating to the Business Employees or the benefits and compensation from time to time provided to the Business Employees as may be reasonably requested by Buyer to facilitate the transactions contemplated by this Agreement, including the transaction of any applicable human resources processes, or Buyer's compliance with its obligations under this Section 5.9.

Section 5.10Labor Matters

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(a)Buyer shall reasonably cooperate in connection with any required notification to, or any required consultation with, the Business Employees of the Sold Companies, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the Transactions.  Seller shall indemnify and hold Buyer harmless from any liabilities or obligations arising out of or relating to Seller's failure, prior to Closing, to notify and/or consult with any applicable employee representative, works council, union, labor board, relevant government agency or similar body required under applicable Law.

(b)Buyer agrees to provide any required notice under the WARN Act or any other applicable Law and to otherwise comply with any applicable statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or other applicable Law) or similar event affecting Transferred Employees and occurring on or after the Closing Date or arising as a result of the Transactions.  Buyer shall assume sole responsibility for any liabilities or obligations arising under the WARN Act or other applicable Law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date or from the Transactions.  Seller agrees to provide any required notice under the WARN Act and any other applicable Law and to otherwise comply with any applicable statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or other applicable Law) or similar event affecting Business Employees and occurring prior to the Closing Date.  Seller shall assume sole responsibility for any liabilities or obligations arising under the WARN Act or other applicable Law resulting from the actions (or inactions) of Seller or its Affiliates prior to the Closing Date with respect to any terminations of employment which are implemented prior to the Closing Date.

Section 5.11Permits

.  Seller shall, and shall cause the Sold Companies to, use reasonable best efforts to maintain all material Permits that continue to be necessary to conduct the Business substantially in the manner in which the Business is conducted as of the date of this Agreement.

Section 5.12Non-Competition; Non-Solicitation

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(a)Restrictions on Competing Activities Following Closing.

(i)For a period of three (3) years from and after the Closing Date, Seller agrees that it will not, and will cause its Subsidiaries not to, directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in any business (including any Person that engages in the business) in competition with the Business as conducted immediately prior to the Closing anywhere in the world. Notwithstanding the foregoing, this Section 5.12(a) shall not prohibit: (A) Seller, directly or through any Affiliate, from designing, developing, manufacturing or selling Non-Competitive Products; (B) Seller, directly or through any Affiliate, from investing in or holding publicly traded securities of any Person engaged in a business competitive to the Business to the extent such investment or holding does not, directly or indirectly, confer on Seller and any Affiliate of Seller more than 5% of the voting power of such Person; or (C) Seller, directly or through any Affiliate, from hereafter acquiring or investing in any entity or business which has operations that compete with the Business if such operations account for less than the greater of (x) 25% of such entity's consolidated revenues for the fiscal year ended immediately prior to such acquisition (provided that this Section 5.12(a)(i)(C) shall not be deemed to be violated if such operations account for more than 25% of such entity's consolidated revenues if within twelve (12) months following the consummation of such acquisition Seller's or any of its Affiliates' activities that compete with the Business account for less than 25% percent of such entity's consolidated annual revenues for the then most recently completed fiscal year) and (y) $200,000,000 in consolidated revenues for the fiscal year ended immediately prior to the date of such acquisition or investment, and, in each case contemplated and permitted by this clause (C), Seller divests, or shall cause such Affiliate to divest, such operations within twelve (12) months of acquiring or investing in such business.  In the event that Seller or any of its Affiliates shall sell to a Person any portion of their respective businesses (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise), the restrictions contained in this Section 5.12(a)(i) shall not prohibit such sale and shall not apply to any such Person or such Person's Affiliates; provided that Seller shall continue to be bound by this Section 5.12(a)(i) following such sale.

(ii)For a period of eighteen (18) months from and after the Closing Date, Seller agrees that it will not, and will cause its Subsidiaries (including through its and their respective officers, directors and employees) not to, directly or indirectly:

(A)request, induce or attempt to influence any of the Business Employees to terminate his or her employment with or service to Buyer or any Sold Company or their Affiliates;

(B)attempt to dissuade any Business Employee from continuing employment with Buyer or the Sold Companies or their Affiliates, as the case may be; or

(C)hire or employ or solicit the employment of, or make or extend any offer of employment to (in any case whether as an employee, consultant or otherwise) any Business Employee who is then employed by Buyer or the Sold Companies or their Affiliates, or any Person who is covered by the immediately following sentence.  The restrictions of clause (C) of this Section 5.12(a)(ii) shall cease to apply to a Business Employee twelve (12) months after the date of termination of his or her employment with Buyer, any Sold Companies or any of their Affiliates. Nothing in this Section 5.12(a)(ii)(C) shall restrict or preclude Seller or any of its Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms that are not targeted at any such Business Employees.

(iii)For a period of eighteen (18) months from and after the Closing Date, Buyer agrees that it will not, and will cause the Sold Companies and each of Buyer’s and the Sold Companies’ respective Affiliates (including through its and their respective officers, directors and employees) not to, directly or indirectly, use confidential information obtained from the Transferred Employees relating to the business of Seller as of the date hereof (other than the Business) in order to:

(A)request, induce or attempt to influence any Seller Restricted Employee to terminate his or her employment with or service to Seller or its Affiliates;

(B)attempt to dissuade any Seller Restricted Employee from continuing employment with Seller or its Affiliates, as the case may be; or

(C)hire or employ or solicit the employment of, or make or extend any offer of employment to (in any case whether as an employee, consultant or otherwise) any executive employee of Seller or its Affiliates or any employee of Seller or its Affiliates assigned to a Novated Contract and listed on Schedule 5.12(a)(iii)(C), who Buyer or any of the Sold Companies or any their respective Affiliates, officers, directors or employees (any such Person, a “Buyer Soliciting Party”) has knowledge of as a result of any Transferred Employee’s relationship or familiarity with the employees of Seller or its Affiliates (any of the foregoing, a “Seller Restricted Employee”), or any Person who is covered by the immediately following sentence.  The restrictions of clause (C) of this Section 5.12(a)(iii) shall cease to apply to a Seller Restricted Employee twelve (12) months after the date of termination of his or her employment with Seller and its Affiliates. Nothing in this Section 5.12(a)(iii)(C) shall restrict or preclude Buyer, any of the Sold Companies or any of Buyer’s or the Sold Companies’ respective Affiliates from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms that are not targeted at any such employees of Seller or its Affiliates.

(iv)The parties mutually agree that this Section 5.12(a) is reasonable in scope and duration in light of the nature, size and locations of the Business and necessary to protect and preserve Buyer's and Seller’s legitimate business interests and the value of the Business (including its goodwill) and the Sold Shares and Seller’s other businesses, and to prevent any unfair advantage conferred on any party and their respective successors.  It is the desire and intent of the parties that the provisions of this Section 5.12(a) be enforced to the fullest extent permissible under applicable Law.

(b)If a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.12 is invalid, illegal or unenforceable, then the parties agree that the court or tribunal will have the power (but without affecting the right of Seller or Buyer to obtain the relief provided for in this Section 5.12 in any jurisdiction other than such court's or tribunal's jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  To the extent it may effectively do so under applicable Law, each of Buyer and Seller hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 5.12 invalid, void or unenforceable in any respect.

(c)Each of the parties hereto acknowledges and agrees that the remedy of indemnity payments and the other remedies at law for any breach of the requirements of this Section 5.12 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy and without the posting of a bond, in any proceeding which may be brought to enforce any of the provisions of this Section 5.12.

Section 5.13Release of Guaranties

.  Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing Date, terminate or cause to be terminated, in each case without obligation or liability on the part of Seller or any of its Affiliates (other than the Sold Companies) (collectively, the "Seller Guarantors"), or cause Buyer or one of its Affiliates to be substituted for such Seller Guarantor, in respect of all liabilities and obligations of the Seller Guarantors under guarantees of or relating primarily to obligations or liabilities (including under any Contract or letter of credit or relating to any Leased Real Property) of the Business and the Sold Companies, including those listed on Schedule 5.13 (the "Guaranties"). In the event the foregoing actions are not completed by the Closing Date, then Buyer shall indemnify and hold harmless the Seller Guarantors from and against all Losses incurred by any such Person as a result of such failure and from and against any continuing obligations and liabilities under any such Guaranties, except for Losses arising from any acts or omissions of a Seller Guarantor.  Moreover, Seller and Buyer shall continue to cooperate and use their respective reasonable best efforts to terminate as provided above, or cause Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of, all obligations of the Seller Guarantors under any such Guaranties, and Buyer shall (a) indemnify and hold harmless the Seller Guarantors for any amounts which become payable under such Guaranties after Closing and (b) not and shall not permit the Business, the Sold Companies or their Affiliates to (i) renew or extend the term of or (ii) increase its obligations under, or transfer to another third party, any loan, lease, Contract or other obligation for which any Seller Guarantor is liable under such Guaranty unless the Buyer, the Sold Companies or their respective Affiliates are substituted in all respects for the Seller Guarantors, and the Seller Guarantors are released in respect of all obligations of the Seller Guarantors, under such Guaranties. To the extent that any Seller Guarantor has performance obligations under any such Guaranty, Buyer shall use reasonable best efforts to (x) perform, or cause its Affiliates to perform, such obligations on behalf of such Seller Guarantor or (y) otherwise take such action as reasonably requested by Seller so as to put such Seller Guarantor in the same position as if Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations, in each case after Closing.  To fulfill the obligations of Buyer under this Section 5.13, Buyer shall not be obligated to pay any consent fee or similar payment.

Section 5.14Further Assurances

.  Subject to Section 5.3, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required or reasonably requested to consummate or give effect to the Transactions, including the Pre-Closing Transfers.

Section 5.15Intercompany Payables and Receivables; Intercompany Debt

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(a)To the extent permissible under applicable Law, all receivables or payables between the Sold Companies, on the one hand, and Seller or any of its Subsidiaries (other than the Sold Companies), on the other hand, other than (x) any trade accounts payables and receivables in the Ordinary Course of Business, (y) any payables or receivables that will be transferred to a Sold Company in connection with the Pre-Closing Transfers and, as a result, will be between two or more Sold Companies following the Pre-Closing Transfers and (z) any payables or receivables that will be transferred to Seller or any of its Subsidiaries (other than the Sold Companies) in connection with the Pre-Closing Transfers and, as a result, will be between two or more of Seller and/or its Subsidiaries (other than the Sold Companies) following the Pre-Closing Transfers (such receivables and payables, the "Intercompany Payables and Receivables") shall be paid and satisfied by the party that is the obligor and eliminated by payment thereof in cash prior to the Effective Time; provided that any such Intercompany Payables and Receivables to be paid and satisfied prior to the Effective Time may, at Seller's option and to the extent permitted under applicable Law, be settled by way of deemed contributions, in the case of payables, and/or deemed dividends, in the case of receivables.  Prior to the Effective Time, to the extent possible and permissible under applicable Law, net cash of the Sold Companies may be distributed under the form of capital reductions or dividends or may be lent to other Sold Companies that would otherwise be in a borrowing position vis-à-vis Seller or any of its Subsidiaries (other than the Sold Companies) or may be otherwise removed from any Sold Company pursuant to Section 5.15(c).

(b)To the extent permissible under applicable Law, to the extent that there is Indebtedness (i) owed by any of the Sold Companies to Seller or any of its Subsidiaries (other than the Sold Companies) or (ii) owed by Seller or any of its Subsidiaries (other than the Sold Companies) to any of the Sold Companies (the "Intercompany Indebtedness"), all such Intercompany Indebtedness (including any interest in respect thereof) shall be paid and satisfied by the party that is the obligor thereof in cash prior to the Effective Time.

(c)Prior to the Effective Time, Seller may, in its sole discretion, cause Cash of each Sold Company to be removed from such Sold Company by means of a dividend to the Seller or any of its Subsidiaries (other than the Sold Companies) to the extent permissible under applicable Law.

Section 5.16Shared Contracts

.  To the extent that any Contract (other than Contracts set forth on Schedule 5.16) to which any Sold Company is a party contains any right or obligation that relates to any business of Seller or any of its Subsidiaries (other than the Sold Companies) other than the Business, including any right of the counterparty to set-off amounts owed to the Business or the Sold Companies against amounts owed to such counterparty by Seller or any of its Subsidiaries (other than the Sold Companies) with respect to any of their businesses other than the Business, Seller and Buyer shall use their reasonable best efforts, including cooperating with the other party, to amend, modify or split such Contract such that the rights or obligations of such Contract to which such Sold Company is a party relate only to the Business or otherwise terminate or eliminate any such obligations prior to the Closing, or if not completed prior to Closing, as promptly as practicable thereafter.  Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Sold Companies) from and against all Losses arising out of, relating to or resulting from any Contract to which any Sold Company is a party to the extent such Losses arise out of, relate to or result from any business of Seller or any of its Subsidiaries (other than the Sold Companies) other than the Business. Buyer shall indemnify and hold harmless Seller and its Affiliates from and against all Losses arising out of, relating to or resulting from any such Contract to which any Sold Company is a party to the extent such Losses arise out of, relate to or result from the Business after Closing.

Section 5.17Expenses; Transfer Taxes

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(a)Whether or not the Closing takes place, and except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Closing Agreements and the Transactions shall be paid by the party incurring such expense; provided, that Seller shall be responsible for all Transaction Expenses and all other costs and expenses, if any, incurred by the Sold Companies prior to Closing in connection with this Agreement, the Closing Agreements and the Transactions.

(b)All Transfer Taxes applicable to the conveyance and transfer from Seller to Buyer of the Sold Shares or the Sold Companies and any other transfer or documentary Taxes in connection therewith shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.  Each of Buyer and Seller shall cooperate with respect to the preparation and timely filing of any Tax Returns with respect to such Transfer Taxes.  Buyer and Seller shall reasonably cooperate to minimize or eliminate any Transfer Taxes that might be imposed to the extent permitted by applicable Law.

Section 5.18Directors' and Officers' Indemnification

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(a)For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit the Sold Companies to, amend, repeal or otherwise modify any provision in any Sold Company's certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors (collectively, the "D&O Indemnified Parties") (unless required by Law), it being the intent of the parties that the officers and directors of the Sold Companies shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law. Buyer shall, and shall cause the Sold Companies to, honor and perform under all indemnification obligations owed to any of the individuals who were officers and/or directors of the Sold Companies at or prior to the Closing Date.

(b)Seller shall, at its sole cost and expense, purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a "tail" policy providing directors' and officers' liability insurance coverage for the benefit of those Persons who are covered by any Sold Company's directors' and officers' liability insurance policies as of the date hereof with respect to matters occurring prior to the Closing.  Such policy shall provide coverage that is at least equal to the coverage provided under the Sold Companies' current directors' and officers' liability insurance policies; provided that the Seller may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous in the aggregate to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)The rights of the D&O Indemnified Parties under this Section 5.18 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws of the Sold Companies, or under any applicable Contracts or Laws.

Section 5.19Post-Closing Access; Document Retention; Certain Litigation

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(a)From and after the Closing, upon reasonable notice, Buyer shall, and shall cause the Sold Companies to, furnish or cause to be furnished to Seller and its employees, counsel, auditors, other representatives and advisors reasonable access (including the ability to make copies), during normal business hours, to such officers, management, employees, advisors, representatives, properties and books and records relating to the Sold Companies or the Business as is reasonably necessary for any reasonable purpose, including (i) financial reporting, Tax and accounting matters, (ii) defense or prosecution of any Proceeding and (iii) any other matter relating to or resulting from this Agreement or the Transactions.  Without limiting the generality of the foregoing, Buyer shall and shall cause the Sold Companies to reasonably cooperate with Seller, its Affiliates and their counsel in connection with the prosecution, contest or defenses of any Proceedings, including making available its personnel and providing such testimony as shall be reasonably necessary in connection with such prosecution, contest or defense.

(b)Buyer acknowledges and agrees that Seller and its Affiliates shall have the right to retain copies of all properties and books and records relating to the Sold Companies or the Business relating to periods ending on or prior to the Closing Date as may be (i) required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or for purposes of preparing or filing any Tax Return or participating in an audit or other proceeding with respect to Taxes, or (ii) necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Closing Agreements, in each case subject to compliance with all applicable privacy Laws.

(c)Except as otherwise provided pursuant to Section 5.5 hereunder with respect to Tax matters and Tax records, Buyer shall, and shall cause the Sold Companies to, retain all books and records and other documents pertaining to the Sold Companies or the Business which is in existence on the Closing Date for a period of seven (7) years following the Closing or such longer period as retention is required by applicable Law.  No such books and records or other documents shall be destroyed or disposed of during such seven (7) year period without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession (or copies) thereof.

Section 5.20Certain Payments

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(a)Seller shall promptly pay or deliver to Buyer (or its designee) any monies or checks which have been sent to Seller or any of its Subsidiaries after the Closing Date by customers, suppliers or other contracting parties of the Business and which should have been sent to Buyer, the Sold Companies or one of its or their Subsidiaries.  Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any accounts receivable, notes receivable or other receivables arising from the operation of the Business prior to Closing, and the Seller shall furnish Buyer such evidence of this authority as Buyer may request.

(b)Buyer shall promptly pay or deliver to Seller (or its designee) any monies or checks which have been sent to Buyer or any of its Subsidiaries after the Closing Date to the extent they are not due to the Business which should have been sent to Seller or one of its Affiliates (other than the Sold Companies) (including promptly forwarding invoices or similar documentation to Seller).

Section 5.21Insurance

.  The parties agree that the Sold Companies shall not have the benefit of or access to any insurance policies of Seller or its Affiliates, including the self-insurance programs maintained by Seller or any of its Affiliates.

Section 5.22Notification of Certain Matters

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(a)Prior to the Closing, Seller shall (i) be permitted to supplement, amend, modify, add to or create any section of the Seller Disclosure Schedules, with respect to, (A) the discovery of any facts or circumstances occurring or existing on or prior to the date of this Agreement that cause, or that would reasonably be expected to cause, any of the representations and warranties of the Seller to be untrue or incorrect in any material respect as of the date of this Agreement (a “Prior Event Disclosure”) and (B) any development or change of facts or circumstances that occurs after the date of this Agreement that would cause, or would reasonably be expected to cause, any of the representations or warranties of the Seller to be untrue or incorrect in any material respect as of Closing (a “Subsequent Event Disclosure”), (ii) not later than the third (3rd) or earlier than the fifth (5th) Business Day prior to the Closing Date, supplement, amend, modify, add to or create any section of the Seller Disclosure Schedules with respect to any Prior Event Disclosure or Subsequent Event Disclosure (the “Pre-Closing Disclosure Schedules”) and deliver the Pre-Closing Disclosure Schedules to Buyer on such date, and (iii) following the delivery of the Pre-Closing Disclosure Schedules but prior to the Closing Date (the “Pre-Closing Disclosure Period”), use commercially reasonable efforts to notify Buyer of any Prior Event Disclosure or Subsequent Event Disclosure which Seller discovers during the Pre-Closing Disclosure Period. Each Prior Event Disclosure and Subsequent Event Disclosure shall specify in reasonable detail the underlying facts that were discovered or the development or change of facts and the applicable representations and warranties to which such Prior Event Disclosure or Subsequent Event Disclosure, as applicable, relates.  No such supplement, amendment, modification or addition to or creation of any Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct.

(b)In the case of any Prior Event Disclosure, no such supplement, amendment or addition to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII and, for the avoidance of doubt, no such supplement, amendment or addition to any Schedule shall be effective to cure or correct any breach of any representation, warranty or covenant by Seller, or constitute the waiver of any indemnification or other rights of Buyer.

(c)In the case of any Subsequent Event Disclosure, no such supplement, amendment or addition to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII and, for the avoidance of doubt, no such supplement, amendment or addition to any Schedule shall be effective to cure or correct any breach of any representation, warranty or covenant by Seller, or constitute the waiver of any indemnification or other rights of Buyer; provided, however, that if such Subsequent Event Disclosure, either individually or with other Prior Event Disclosures and Subsequent Event Disclosures, results in a failure of the condition to Closing in Section 7.1(b) to be satisfied and Buyer elects to waive such failure and Closing occurs, then Buyer’s right to indemnification for breaches of such representations and warranties or any other indemnification obligations set forth in Article IX hereof solely with respect to such Subsequent Event Disclosure shall be waived in all respects and Seller shall have no liability with respect thereto.

(d)Seller shall notify Buyer if it receives any written notice after the date hereof that any material Permit will be suspended, terminated, revoked or modified or cannot be renewed in the Ordinary Course of Business.  Prior to Closing, Seller shall provide Buyer with a list of Contracts entered into after the date hereof which would have been "Material Contracts" for purposes hereof had they been entered into on or before the date of this Agreement.

Section 5.23Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege

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(a)Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Sold Companies) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the "Post-Closing Representation"), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a "Designated Person") in any matter involving this Agreement, the Closing Agreements or the Transactions, by Simpson Thacher & Bartlett LLP ("STB"), in its capacity as legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement, the Closing Agreements or the Transactions (the "Current Representation").

(b)Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Sold Companies) to waive and to not assert, any attorney-client privilege solely to the extent inherited as a result of the Transactions with respect to any communication between STB and any Designated Person occurring during the Current Representation prior to the Closing Date in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with the Sold Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or the Closing Agreements or the Transactions, or to communications with any Person other than the Designated Persons and their advisers or to any privilege otherwise held by Buyer irrespective of the Transactions.

(c)Notwithstanding the foregoing, after the Closing, in the event of a dispute between Buyer, the Sold Company or any of their respective Affiliates, on the one hand, and a Person other than Seller or its Affiliates, on the other hand, the Sold Companies may assert the attorney-client privilege to prevent the disclosure of such communications and files by its legal counsel in the Current Representation, Seller and its Affiliate to such Person.

Section 5.24Intellectual Property Matters

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(a)Following the Closing, Buyer shall and shall cause the Sold Companies to:  (i) within forty-five (45) days, file to change all corporate, d/b/a, trade and similar name registrations and applications to names that do not include the terms "L-3" or "L-3 Communications" or any name or mark confusingly similar thereto (the "Seller Marks") and diligently prosecute such name changes thereafter; (ii) within thirty (30) days, remove the Seller Marks from all websites, social and mobile media or other digital content in their possession or control that are visible to third parties; (iii) within ninety (90) days, remove, strike over or otherwise obliterate all Seller Marks from all physical assets, content and  materials in any media in their possession or control that are visible to third parties; and (iv) in the next replacement cycle in the Ordinary Course of Business, remove the Seller Marks from all other physical assets, content and materials in any media in their possession or control.  Seller hereby grants to the Sold Companies a royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the Marks solely (a) for the above time periods (b) in a manner consistent with past practice and transitional "phase out" use, and (c) in connection with goods and services maintaining quality standards at least as high as those in effect as of the Closing Date.

(b)On the Closing Date, Seller shall execute and deliver to Buyer two (2) duly-executed original counterparts of a Patent Assignment Agreement for U.S. Patent No. 6,684,253 (the “’253 Patent”) in the form of Annex VI attached hereto. Prior to Closing, Seller shall have taken such actions as are necessary to release the security interest concerning the ‘253 Patent recorded with the United States Patent and Trademark Office at Reel/Frame 13475/0051 on May 23, 2002 by Jaycor, Inc. in favor of Wachovia Bank N.A., including by recording any necessary documentation with the United States Patent and Trademark Office.

(c)Effective as of the Closing Date, Seller covenants that it and none of its respective Affiliates (other than the Sold Companies) shall bring a Proceeding against Buyer or its Affiliates (or their vendors, service providers, distributors or customers, and the officers, directors, employees or agents of the foregoing, in each case, solely in their representative capacity with respect to Buyer and its Affiliates' businesses) that alleges that any such Persons' use of any Seller Covered IP in connection with the Business infringes, violates or misappropriates such Seller Covered IP.  "Seller Covered IP" means copyrights, patents, trade secrets, methods and processes, other than such items covered by the Patent License Agreement that are (i) owned by Seller and its Affiliates (other than the Sold Companies) as of the Closing Date and (ii) used in the Business as of the Closing Date.

(d)Effective as of the Closing Date, Buyer covenants that it and none of its respective Affiliates shall bring a Proceeding against Seller or its Affiliates (or their vendors, service providers, distributors or customers, and the officers, directors, employees or agents of the foregoing, in each case, solely in their representative capacity with respect to Seller and its Affiliates' businesses) that alleges that any such Persons' use of any Buyer Covered IP in connection with their businesses other than the Business infringes, violates or misappropriates such Buyer Covered IP.  “Buyer Covered IP” means copyrights, patents, trade secrets, methods and processes, other than such items covered by the Patent License Agreement that are (i) owned by the Sold Companies as of the Closing Date and (ii) used in the businesses of Seller and its Affiliates other than the Business as of the Closing Date.

(e)Prior to Closing, Seller shall use commercially reasonable efforts to facilitate the grant by Invincea to the Sold Companies of the right to use the third-party Invincea software application by the Sold Companies after Closing, with a permitted scope of use that is consistent with the Sold Companies’ prior use of such software.  For clarity, Seller is not required to incur any material costs in the above process.

Section 5.25Compliance with Export and Import Regulations

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(a)Buyer shall use its commercially reasonable efforts to make such notifications of the Transactions as required under ITAR, and Seller shall use its commercially reasonable efforts to assist Buyer in making such notifications.

(b)Buyer shall use its commercially reasonable efforts to obtain, and Seller shall use its reasonable efforts to assist Buyer in obtaining (at Buyer's expense), all required ITAR registrations and licenses necessary to operate the Business as promptly as practicable following the Closing; provided that in any event, subject to Seller's compliance with its obligations under this Section 5.25, all such ITAR registrations and licenses shall be obtained no later than the fifth (5th) day after the Closing Date.  Buyer shall use its commercially reasonable efforts to obtain, and Seller shall use its commercially reasonable efforts to assist Buyer in obtaining (at Buyer's expense), all customs bonds, dual use goods licenses and other similar export or import registrations and licenses necessary to operate the Business (other than ITAR registrations and licenses, which shall be governed by the immediately preceding sentence) as promptly as practicable following the Closing.

Section 5.26Customer Visits

.  During the Pre-Closing Period, without the prior written consent of Seller (which may be withheld in its sole discretion), Buyer shall not, and shall cause its officers, directors, employees and other Representatives not to, contact any suppliers to, or customers of, the Business in connection with or pertaining to the Transactions.  In the event Seller provides such consent, a management employee of Seller shall at all times accompany the Buyer’s representative(s) to any meeting with such suppliers or customers and shall participate with the Buyer’s representative in any such discussions, except to the extent otherwise agreed in writing by Seller.

Section 5.27Certain Agreements

.  Buyer acknowledges that (a) as of the date hereof the Business operates and conducts business in (i) the Islamic Republic of Afghanistan in reliance on the AISA License held by L-3 Afghanistan, LLC, a wholly owned subsidiary of Seller, and (ii) the Kingdom of Saudi Arabia in reliance on certain support provided by L-3 Saudi Arabia, LLC, a wholly owned subsidiary of Seller, (b) immediately upon the Closing, Buyer and the Sold Companies shall no longer be entitled to rely on the AISA License and any other Permits or support of the Seller and its Subsidiaries, and (c) Seller and its Subsidiaries (other than the Sold Companies) shall in no event have any obligation under this Agreement or otherwise to provide access to, or assist with, facilitate or provide any payment or reimbursement of expenses for, Buyer's or any of the Sold Companies' obtaining of any Permits or otherwise taking any actions necessary or desirable to comply with all applicable Laws. Notwithstanding the foregoing, before and for a period of twelve (12) months after the Closing, Seller shall use its commercially reasonable efforts to cooperate with Buyer and to provide such assistance as Buyer may reasonably request in order to replace such Permits, to the extent consistent with applicable Laws, and to otherwise conduct operations in such jurisdictions in compliance with all applicable Laws; provided that Seller shall not be required to incur any cost to comply with this sentence.

Section 5.28Exclusivity

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(a)Seller shall not, and shall cause the Sold Companies not to, and shall direct its or their Representatives or Affiliates not to, directly or indirectly, (i) submit, solicit, initiate, discuss, encourage, negotiate, authorize, recommend, propose or enter into any Acquisition Proposal, (ii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Sold Companies in connection with an Acquisition Proposal; (iii) respond to any inquiry made by any Person concerning any such Acquisition Proposal, except to advise such Person that a prospective buyer has been granted an exclusive right to acquire the Sold Companies (without identifying the buyer or any other terms of this Agreement); (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, or (v) enter into any Contract or accept any offer relating to any Acquisition Proposal or consummate any reorganization, liquidation, dissolution or initial public offering.  "Acquisition Proposal" means any transaction involving a merger, consolidation, business combination, purchase or disposition of the Business or any material amount of the assets of the Sold Companies or any capital stock or other ownership interests of any Sold Company, other than the Transactions.  The obligations of the parties under this Section 5.28 shall automatically terminate upon the Closing or the earlier termination of this Agreement in accordance with Article VIII herein.

(b)Seller shall, and shall cause the Sold Companies to (and Seller and the Sold Companies shall cause its or their representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Proposal.  Seller and the Sold Companies agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Sold Companies are a party.

Section 5.29Pre-Closing Transfers

.  Prior to Closing, Seller will use its reasonable best efforts, and will cause its Affiliates to use their respective reasonable best efforts, to complete the transactions described in Exhibit B on the terms described therein, including providing to Buyer an execution copy (including exhibits and attachments) prior to the execution thereof in a form reasonably acceptable to Buyer, consistent with the terms of the Transaction Documents.

Section 5.30Closing Agreements

.  At the Closing, (i) Seller shall, and shall cause its applicable Affiliates to, execute (if not previously executed) and deliver to Buyer the Transition Services Agreement, the Patent License Agreement, the Master Services Agreements, the Transfer and Novation Agreements, and the other Closing Agreements in the forms set forth in Annexes I, II, III, IV and V, respectively.

Section 5.31SEC Cooperation

.  From and after the Closing Date (or, in the case of item (ii) in the next sentence, the date of this Agreement) until December 31, 2017, Seller shall use commercially reasonable efforts to cooperate, and shall use commercially reasonable efforts to cause its auditors, PricewaterhouseCoopers LLP, to reasonably cooperate, on a timely basis with Buyer and Buyer's auditors in their provision or preparation of any audited financial statements of the Business that are required for SEC filings required to be made by the Buyer in connection with the purchase of the Business. Buyer anticipates requiring (i) audited financial statements of the Business for the most recent two (2) fiscal years ended December 31, 2013 and 2014, including statements of operations, cash flows and equity, and related balance sheets, for such years, (ii) unaudited statement of operations and balance sheets (including footnotes thereto) of the Business for the nine-month period ended September 30, 2015 (or such other date that constitutes the end of the third quarter of Seller's fiscal year ended December 31, 2015) and for the corresponding interim period, and (iii) unaudited balance sheets (excluding footnotes) of the Business and related statements of operations for each of the first three quarters of the fiscal year ended December 31, 2014 and the first two quarters of the fiscal year end December 31, 2015 of Seller. The cooperation required of Seller shall include using commercially reasonable efforts to (x) provide reasonable and customary management and legal representations to PricewaterhouseCoopers LLP, and (y) request and cooperate with PricewaterhouseCoopers LLP providing consent to Buyer to include such firm’s audit reports on the Business in Buyer's SEC filings, initially and on an ongoing basis as needed for future filings under the Securities Act.  Seller shall not be required to incur any cost to comply with this Section 5.31.

Section 5.32Financing Cooperation

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(a)Prior to the Closing, Seller shall, and shall cause the Sold Companies to, use reasonable best efforts to provide to Buyer, at Buyer's sole cost and expense, cooperation reasonably requested by Buyer that is necessary in connection with the Debt Financing, including (i) participation by senior members of management of the Sold Companies (together with their counterparts at Buyer) in meetings, due diligence sessions and sessions with rating agencies, (ii) assisting Buyer in the preparation of a confidential information memorandum and marketing materials for the Debt Financing, (iii) preparing and furnishing Buyer as promptly as practicable (and in any event within thirty (30) days of the end of each calendar month and within forty-five (45) days of the end of each calendar quarter) with the unaudited consolidated balance sheet of the Sold Companies as of the end of each calendar month and each calendar quarter prior to the Closing and the related statements of income, changes in equity and cash flows for such periods, (iv) reasonably facilitating the pledging of collateral (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the

Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Seller or any Sold Company or any officers or employees involved), and (v) providing to the Buyer’s financing sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of Seller, the Sold Companies and any other Subsidiaries of Seller, (2) none of Seller, the Sold Companies and any other Subsidiaries of Seller shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the financings contemplated by the Debt Financing Commitment, (3) none of Seller, the Sold Companies and any other Subsidiaries of Seller or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the financing contemplated by the Debt Financing Commitment, except in the case of the Sold Companies, for agreements that are contingent upon the Closing or that are effective only after the Closing, (4) such assistance shall not include any actions that Seller reasonably believes would cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition to closing hereunder to fail to be satisfied, (5) such assistance shall not require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which Seller has not received prior reimbursement or is not otherwise indemnified by Buyer, and (6) cause any director, officer or employee of the Seller or any Subsidiary of Seller to incur any personal liability.

(b)Neither Seller, any of its Subsidiaries nor any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives shall be required to take any action that would (i) subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 5.32 and any information utilized in connection therewith or (ii) conflict with or violate any Laws or such Person's organizational documents.  Buyer shall indemnify and hold harmless Seller, its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.32 (including any action taken in accordance with this Section 5.32).  Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable costs and expenses incurred by Seller or its Subsidiaries in connection with this Section 5.32 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives).

Section 5.33Lease Transfers

.  Prior to Closing, Seller will use its reasonable best efforts to, and to cause its Affiliates to, transfer and assign to the Sold Companies the leases of real property set forth on Schedule 5.33 in accordance with the terms thereof.

Section 5.34Equatorial Guinea Receivable

.  For a period of two (2) years following the Closing, Buyer shall, and shall cause the Sold Companies to, use commercially reasonable efforts to collect balances due on the Equatorial Guinea Receivable.  Buyer shall not, and shall not permit the Sold Companies to, settle, compromise or agree to reduce the face amount of such receivable without the prior written consent of Seller (which will not be unreasonably withheld).  For a period of sixty (60) days, commencing at the end of such two (2) year period, Buyer shall have the right to require Seller to purchase the Equatorial Guinea Receivable for a cash purchase price equal to 50% of the then uncollected face amount of the Equatorial Guinea Receivable; provided, that the total amount payable by Seller for the Equatorial Guinea Receivable pursuant to this Section 5.34 shall not exceed $2.5 million.  Seller shall use commercially reasonable efforts to cooperate with Buyer to facilitate Buyer's collection efforts with respect to the Equatorial Guinea Receivable, and shall also promptly remit to Buyer any payments received in respect of the Equatorial Guinea Receivable during such two (2)-year period.  Seller shall not be required to incur any costs to comply with its cooperation obligation in the preceding sentence.  At closing of the purchase, Buyer shall and shall cause the applicable Sold Company to execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in Seller all of the right, title and interest of Buyer and the Sold Companies with respect to any uncollected portion of the Equatorial Guinea Receivable purchased by Buyer pursuant to this Section 5.34.  Following such purchase until the two (2)-year anniversary thereof, Buyer shall and shall cause the Sold Companies to use commercially reasonable efforts to cooperate with Seller to facilitate Buyer's collection efforts with respect to the purchased Equatorial Guinea Receivable, and shall also promptly remit and cause the Sold Companies promptly to remit to Seller any payments received in respect of such Equatorial Guinea Receivable during such two (2)-year period.  Buyer and its Affiliates (including the Sold Companies) shall not be required to incur any costs to comply with the preceding sentence.

ARTICLE VI
Conditions to Seller's Obligations

The obligation of Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.

Section 6.1Representations and Warranties

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(a)The Buyer Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak to a specified date, such representations and warranties shall be true and correct on and as of such specified date).

(b)The representations and warranties of Buyer contained in Article IV of this Agreement (other than the Buyer Fundamental Representations), without giving effect to any materiality qualifications therein, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak to a specified date, such representations and warranties shall be true and correct on and as of such specified date) except for such failures to be true and correct (without giving regard to any materiality qualifications set forth therein) that would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Buyer to timely consummate the Transactions or perform its obligations hereunder.

Section 6.2Performance of Obligations of Buyer

.  Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.

Section 6.3Officer's Certificate

.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by an officer  of Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

Section 6.4Regulatory Approvals

.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

Section 6.5Closing Deliveries

.  Buyer shall have delivered each of the items required to be delivered by Buyer in accordance with Section 2.4(b).

Section 6.6No Injunctions or Restraints; Illegality

.  There shall not be in effect any Law or Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.

ARTICLE VII
Conditions to Buyer's Obligations

The obligation of Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer.

Section 7.1Representations and Warranties

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(a)The Seller Fundamental Representations and Section 3.10(b) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak to a specified date, which such representations and warranties shall be true and correct on and as of such specified date).

(b)The representations and warranties of Seller contained in Article III of this Agreement (other than the Seller Fundamental Representations and Section 3.10(b)), without giving effect to any material or Company Material Adverse Effect qualifications therein, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of such specified date), except, in the case of this clause (b), for such failures to be true and correct  (without giving effect to any material or Company Material Adverse Effect qualifications therein) as would not have a Company Material Adverse Effect.

Section 7.2Performance of Obligations of Seller

.  Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing.

Section 7.3Officer's Certificate

.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an officer of Seller, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

Section 7.4Material Adverse Effect

.  No Company Material Adverse Effect shall have occurred after the date of this Agreement and be continuing.

Section 7.5Regulatory Approvals

.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

Section 7.6Closing Deliveries

.  Seller shall have delivered each of the items required to be delivered by Seller in accordance with Section 2.4(a).

Section 7.7No Injunctions or Restraints; Illegality

.  There shall not be in effect any Law or Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.

ARTICLE VIII
Termination

Section 8.1Termination

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(a)Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)by mutual written consent of Seller and Buyer;

(ii)by either Seller or Buyer, if any Governmental Authority of competent jurisdiction in the United States shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(iii)by either Seller or Buyer, if the Closing does not occur on or prior to March 31, 2016 (as such date may be extended in accordance with this Section 8.1(a)(iii), the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if the conditions set forth in Section 6.4 and Section 7.5 have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VI and Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by Seller or Buyer from time to time by written notice to the other party up to a date no later than an additional 90 days, the latest of any of which dates shall thereafter be deemed the Termination Date;

(iv)by Seller, upon written notice to Buyer, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer or any of such representations and warranties shall have become untrue, in any case with respect to such representations, warranties, agreements or covenants, in a manner that would result in any conditions set forth in Article VI not being satisfied, such breach or inaccuracy has not been waived by Seller, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following Seller's written notice of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(a)(iv) shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(v)by Buyer, upon written notice to Seller, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller or any of such representations and warranties shall have become untrue, in any case with respect to such representations, warranties, agreements or covenants, in a manner that would result in any conditions set forth in Article VII not being satisfied, such breach or inaccuracy has not been waived by Buyer, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following Buyer's written notice of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(a)(v) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(vi)by Buyer if, since the date of this Agreement, there has been a Company Material Adverse Effect.

(b)In the event of termination by Seller or Buyer pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other and the Transactions shall be terminated, without further action by any party.  If the Transactions are terminated as provided herein, Buyer shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller.

Section 8.2Effect of Termination

.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party hereto or their respective directors, officers, employees, owners, Representatives or Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except for (i) the last sentence of Section 5.2 (Access) and (ii) each of Section 5.17 (Expenses; Transfer Taxes), Section 8.1 (Termination), Section 8.2 (Effect of Termination) and Article X (Miscellaneous), each of which, shall survive such termination.  Nothing in this Section 8.2, however, shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement prior to termination.  For purposes of this Section 8.2, "willful" shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE IX
Indemnification

Section 9.1Survival

.  The representations and warranties contained in Article III and Article IV shall survive the Closing and shall terminate eighteen (18) months after the Closing Date, except that (i) the representations and warranties contained in the last sentence of Section 3.22(d) shall survive the Closing until the fifth (5th) anniversary of the Closing and (ii) the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties contained in Section 3.11 [Tax Matters] shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  The covenants and agreements contained in this Agreement shall survive the Closing and shall terminate eighteen (18) months after the Closing Date, unless a specific covenant or agreement requires performance after such date, in which case such covenant or agreement shall survive for a period of one (1) year following the date on which the performance of such covenant or agreement is required to be completed; provided that the covenants in Section 5.6 [Tax Indemnity] shall survive until thirty (30) days after the expiration of the applicable statute of limitations.   The obligation to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty, covenant or agreement shall terminate on the expiration of the applicable survival period for such representation, warranty, covenant or agreement, unless the Indemnified Party shall have made a proper claim for indemnification pursuant to this Article IX prior to such expiration date.

Section 9.2Indemnification by Seller

.

(a)Following the Closing, subject to the terms of this Article IX, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (including the Sold Companies) and their respective successors, permitted assigns, stockholders, officers, directors, employees, representatives, members, partners and agents (collectively, the "Buyer Indemnified Persons") from and against, without duplication, any Losses incurred or suffered by any Buyer Indemnified Person arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by Seller in Article III of this Agreement or (ii) any breach of any of the covenants or agreements of Seller in this Agreement.

(b)The obligation of Seller to indemnify the Buyer Indemnified Persons for Losses with respect to the matters contained in Section 9.2(a)(i) is subject to the following limitations except with respect to Losses arising from breach of the Seller Fundamental Representations: (i) Seller shall not be required to provide indemnification to any Buyer Indemnified Person pursuant to Section 9.2(a)(i), unless the aggregate amount of Losses incurred or suffered by Buyer Indemnified Persons from the matters contained in Section 9.2(a)(i) exceeds one-half percent (0.5%) of the Enterprise Value (the "Deductible"), whereupon Seller shall be liable for all amounts in excess of the Deductible; (ii) the Buyer Indemnified Persons shall have no right to indemnification under Section 9.2(a)(i) with respect to any claim or series of substantially related claims for which the sum of all Losses with respect thereto is less than $50,000 (for the avoidance of doubt, such claim or series of related claims for which the sum of all Losses with respect thereto is less than $50,000 shall not count towards the Deductible); and (iii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify Buyer Indemnified Persons pursuant to Section 9.2(a)(i) exceed ten percent (10%) of the Enterprise Value (the "Cap").  In addition to the foregoing limitations, (x) in no event shall Seller's indemnification obligations under Section 9.2(a) and Section 5.6(a) exceed, in the aggregate, the Final Purchase Price and (y) the Deductible shall not apply to any Losses incurred or suffered by Buyer Indemnified Persons arising from breach of Section 3.20 [Affiliate Relationships] or Section 3.21 [Sufficiency of Assets].  For the avoidance of doubt, except for the previous sentence, none of the limitations set forth in this Section 9.2(b) shall apply to claims for indemnification under Section 5.6(a) or Section 9.2(a)(ii), a claim arising out of or relating to a breach of the Seller Fundamental Representations, or claims for fraud. Notwithstanding anything to the contrary in this Section 9.2(b), in the event of a claim for breach of Section 5.22(a) [Notification of Certain Matters] for failure to provide Buyer with a relevant Prior Event Disclosure or Subsequent Event Disclosure, such claim shall be subject to the limitations (and exceptions) set forth in this Section 9.2(b) as if such breach of Section 5.22(a) were a breach of the representations and warranties underlying the Prior Event Disclosure or Subsequent Event Disclosure required to be delivered to Buyer (except to the extent such breach was done willfully or intentionally, in which case such limitations and exceptions will not apply).

Section 9.3Indemnification by Buyer

.

(a)Following the Closing, subject to the terms of this Article IX, Buyer agrees to indemnify and hold harmless Seller and its Affiliates (excluding the Sold Companies) and their respective successors, permitted assigns, stockholders, officers, directors, employees, representatives, members, partners and agents (collectively, the "Seller Indemnified Persons" and, together with the Buyer Indemnified Persons, an "Indemnified Party") from and against Losses incurred or suffered by any Seller Indemnified Person arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by Buyer in Article IV of this Agreement or (ii) any breach of any of the covenants or agreements of Parent or Buyer in this Agreement.

(b)The obligation of Buyer to indemnify the Seller Indemnified Persons for Losses with respect to the matters contained in Section 9.3(a) is subject to the following limitations except with respect to Losses arising from breach of the Buyer Fundamental Representations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Person pursuant to Section 9.3(a)(i), unless the aggregate amount of Losses incurred or suffered by Seller Indemnified Persons from the matters contained in Section 9.3(a)(i) exceeds the Deductible, whereupon Buyer shall be liable for all amounts for which indemnification may be sought; (ii) the Seller Indemnified Persons shall have no right to indemnification under Section 9.3(a)(i) with respect to any claim or series of substantially related claims for which the sum of all Losses with respect thereto is less than $50,000 (for the avoidance of doubt, such claim or series of claims for which the sum of all Losses with respect thereto is less than $50,000 shall not count towards the Deductible); and (iii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify Seller Indemnified Persons pursuant to Section 9.3(a)(i) exceed the Cap.  In addition to the foregoing limitations, in no event shall Buyer's indemnification obligations under Section 9.3(a) exceed, in the aggregate, the Final Purchase Price. For the avoidance of doubt, except for the previous sentence, none of the limitations set forth in this Section 9.3(b) shall apply to claims for indemnification under Section 9.3(b)(ii), a claim arising out of or relating to a breach of the Buyer Fundamental Representations or claims for fraud.

Section 9.4Procedures Relating to Indemnification

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(a)An Indemnified Party shall give prompt written notice (a "Claim Notice") to the party or parties obligated to provide indemnification (the "Indemnifying Party") after the Indemnified Party first becomes aware of any event or other facts (including any Third Party Claim) that has resulted or that might result in any Loss for which the Indemnified Party is entitled to any indemnification under Section 9.2 and Section 9.3, subject to the terms and conditions of this Article IX (such claim, an "Indemnification Claim"), and such Claim Notice shall contain (i) a reasonably detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Party together with such supporting documents reasonably available to such Indemnified Party, (ii) a reasonable explanation of the basis for the Indemnification Claim to the extent of the facts then known by the Indemnified Party, and (iii) a demand for payment of such Loss; provided, that failure to give such notification shall not affect such Indemnified Party's right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)After the giving of any Claim Notice pursuant hereto, the Indemnifying Party shall respond within twenty (20) Business Days after receipt thereof (the "Claim Response").  Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute.  If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such Claim Notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Article IX, such Indemnification Claim specified in the Claim Notice shall be conclusively deemed a Loss of the Indemnifying

Party under this Article IX and the amount specified in the Claim Notice shall be payable by the Indemnifying Party to the Indemnified Party on demand or, in the case of any notice in which the amount of the Indemnification Claim (or any portion thereof) is estimated, on such later date when the amount of such Indemnification Claim (or such portion thereof) becomes finally determined.

(c)If the Indemnifying Party has timely disputed its liability with respect to such claim through the delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to negotiate in good faith a resolution of such dispute and, if not timely resolved through negotiations within twenty (20) days after the conclusion of the twenty (20) Business Day response period, such dispute shall be resolved in a court of competent jurisdiction in accordance with Section 10.14.  To the maximum extent permitted by law, the decision of a court of competent jurisdiction shall be final and binding not be subject to appeal.

(d)Any amounts payable by Seller or Buyer to the Indemnified Party as so finally determined shall be paid by wire transfer of immediately available funds within ten (10) Business Days after such final determination.

Section 9.5Notice and Opportunity to Defend

.  If there occurs an indemnifiable event which involves any claim or the commencement of any action or proceeding by a third Person, including any Governmental Authority (a "Third Party Claim"), the Indemnified Party will give such Indemnifying Party prompt written notice of such Third Party Claim or the commencement thereof.  The failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure actually prejudices the Indemnifying Party hereunder.  In the event that an action is brought against an Indemnified Party and such Indemnified Party has notified the Indemnifying Party of the commencement thereof pursuant to this Section 9.5, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the Third Party Claim relates primarily to any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim primarily seeks an injunction or equitable relief against the Indemnified Party, (iii) the Losses relating to the Third Party Claim are reasonably likely to exceed the maximum amount that the Indemnified Party could then be entitled to recover from the Indemnifying Party under the applicable provisions of this Agreement, or (iv) the Third Party Claim is one in which the Indemnifying Party is also a party and, based upon the advice of counsel, joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  After notice from the Indemnifying Party to the Indemnified Party of such election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal costs or expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except as otherwise provided in this Article IX.  The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability.  If the Indemnifying Party elects to assume the defense of a Third Party Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) at its own expense in the defense of such action or asserted liability.  If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (x) by the Indemnifying Party without the written consent of the Indemnified Party (unless (A) the settlement seeks only monetary relief and all such relief provided is paid or satisfied in full by the Indemnifying Party, (B) the settlement or compromise provides for a full release by the party of the Indemnified Party with respect to the claim(s) being settled and (C) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party)  or (y) by the Indemnified Party without the consent of the Indemnifying Party.  Except as contemplated hereunder, in no event shall an Indemnified Party or an Indemnifying Party be liable for any settlement or compromise effected without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give a Claim Notice of the Third Party Claim as provided above).  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, (1) the parties hereto shall cooperate in the defense or prosecution thereof and (2) the Indemnifying Party shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making officers, directors, employees and agents of the Indemnified Party available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Party.

Section 9.6Tax Indemnity

.  Unless otherwise specifically provided in this Agreement, indemnification with respect to Tax matters (including breach of the representations and warranties set forth in Section 3.11 of this Agreement or the covenants set forth in Section 5.5 of this Agreement) shall be governed exclusively by Section 5.5, Section 5.6, Section 5.7 and Section 5.8.

Section 9.7Treatment of Indemnification Payments

.  The parties agree that any indemnification payments made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.8Additional Limitations

.

(a)Except as provided in Section 5.22, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Closing Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

(b)In respect of any Loss for which indemnification may be sought pursuant to this Article IX, nothing herein shall relieve an Indemnified Party from its duty to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.  If an Indemnified Party receives any payment in respect of Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Losses, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of such payment (less the Indemnified Party's reasonable costs of mitigation) within five (5) Business Days after receipt.  An Indemnified Party’s right to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, will be reduced by the amount paid by a third party (including an insurance company or any third party owing an indemnification or similar obligation to the Indemnified Party), or paid by such third party to another for the account or benefit of Seller or Buyer, as the case may be, with respect to the settlement or resolution of a claim for which Seller or Buyer, as the case may be, was entitled to indemnification hereunder. The Indemnified Party shall use its commercially reasonable efforts to pursue recovery from such third parties and under all insurance policies (or similar obligations) available to it in good faith and shall remit to the Indemnifying Party any such insurance or other third party proceeds that are paid to the Indemnified Parties with respect to Losses for which such Indemnified Parties have been previously compensated pursuant to Section 9.5.

(c)The amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses, in each case, net of costs of collection resulting from making any claim thereunder and (ii) any Tax Benefits.

(d)With respect to indemnification claims made under this Article IX, for purposes of calculating the amount of any Losses attributable to any such breach, inaccuracy or noncompliance, all references to "material," "materiality," "material respects", "Company Material Adverse Effect" and similar qualifications shall be disregarded.

Section 9.9Exclusive Remedy

.  Except with respect to (i) claims for fraud, (ii) disputes related to the Purchase Price adjustments in Article II (which shall be governed exclusively by Article II), (iii) claims for Taxes under Section 5.6, or (iv) actions seeking injunctive and provisional relief (including specific performance), the indemnification provisions contained in this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive remedy available to any party in connection with any Losses arising out of or resulting from this Agreement or the Transactions following the Closing.  The foregoing notwithstanding, nothing in this Section 9.9 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of any provision of Articles II, V, IX or X of this Agreement; provided, that any procedures in respect of and limitations on Losses or liabilities in this Article IX, to the extent applicable, shall in no event be diminished or circumvented by such relief.  Each party acknowledges and agrees that, from and after the Closing, except as contemplated in this Section 9.9, the Indemnified Parties may not avoid any limitation on liability hereunder with respect to the Transactions by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived.  The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies hereunder with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

ARTICLE X
Miscellaneous

Section 10.1Governing Law

.  Except as otherwise provided in Section 10.19, this Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Delaware.

Section 10.2INTENTIONALLY OMITTED

.

Section 10.3Materiality; Disclosure Schedules

.  There have been included in the Seller Disclosure Schedule or the Buyer Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by Seller or Buyer that such items are “material” or to further define the meaning of such term for purposes of this Agreement.  With respect to the Seller Disclosure Schedule and Buyer Disclosure Schedule hereto, the disclosures made on any Schedule with respect to any representation or warranty shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face.

Section 10.4Amendment

.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by Seller and Buyer.

Section 10.5Waiver

.  Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each party which is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed by or on behalf of such party.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 10.6Assignment

.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Buyer may collaterally assign this Agreement to any Debt Financing Source or any party providing bona fide debt financing to Buyer or its Affiliates.

Section 10.7Notices

.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered to the recipient at the address below, (ii) sent by an internationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile (with written confirmation of receipt) to the recipient at the facsimile number specified by below:

If to Seller:

L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
Attn:Steven M. Post

Senior Vice President, General Counsel and Corporate Secretary
Facsimile:  (212) 805-5306

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:  William E. Curbow
Facsimile:  (212) 455-2502

If to Buyer:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attn: J. William Koegel, Jr.

Executive Vice President, General Counsel & Secretary

Facsimile No.: (703) 841-4444

With a copy (which shall not constitute notice or constructive notice) to:

Sheppard Mullin Richter & Hampton LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, DC 20006-6801
Attn:  Lucantonio N. Salvi, Esq.
Facsimile No.:(202) 312-9454

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner to the other parties.  Except as otherwise provided herein, any notice, demand, or communication under this Agreement will be deemed to have been given (x) on the date such notice, demand, or communication is personally delivered or delivered by facsimile (and written confirmation of receipt has been obtained) or (y) the second succeeding Business Day after the date such notice, demand, or communication is sent by an internationally recognized overnight courier; provided that in each case notices received after 5:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

Section 10.8Complete Agreement

.  This Agreement, the Confidentiality Agreement, the Closing Agreements and the Exhibits, Schedules and Annexes hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 10.9Counterparts

.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 10.10Publicity; Confidentiality

.

(a)Seller and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by any securities exchange, in which case the party proposing to issue such publication or press release shall make reasonable efforts to consult in good faith with the other party or parties and to provide the other party with a reasonable opportunity to comment on such publication or press release before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.  The parties shall use reasonable efforts to consult in good faith with the other party or parties with respect to any Securities and Exchange Commission filing to be made in respect of the execution of this Agreement or otherwise in respect of the Transactions.

(b)Except, and to the extent, as may be requested or required by applicable Law (including securities laws of any jurisdiction and rules and regulations of any applicable securities exchange) or legal, judicial or regulatory process, from and after the date of this Agreement, the parties hereto shall each keep confidential and not directly or indirectly disclose to any third Person (other than its Affiliates, officers, directors, employees, attorneys, accountants, advisors, agents and other representatives, provided, that they shall be instructed to keep confidential) the terms and conditions of this Agreement and the Closing Agreements.

(c)For a period of three (3) years, from the Closing Date, Seller shall, and shall cause each of its Affiliates to, (a) treat all information relating to Buyer, the Sold Companies or the Business as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information (except as expressly permitted by this Agreement and the other Closing Agreements) and (b) use reasonable best efforts to cause its directors, officers, employees, representatives or other agents who have had access to such information to keep it confidential and not to use or disclose to any Person any such information (except as expressly permitted by this Agreement and the other Closing Agreements); provided, however, that, all such information that constitutes trade secrets of the Sold Companies that (i) relate exclusively to the Business and (ii) are maintained by Seller as trade secrets as of the Closing Date, shall be subject to the foregoing requirements for as long as such information remains a trade secret under applicable Law.  If the disclosure of such information is required by Law or by rules and regulations promulgated by a listing exchange, the Seller shall cooperate with and provide Buyer with an opportunity to object to the disclosure and shall give Buyer as much prior written notice as is possible under the circumstances.  The Seller shall use its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to any such information required by Law or such rules and regulations to be disclosed.

(d)The provisions of Section 10.10(c) shall not apply to any information that is (i) generally available to the public or becomes available to the public through no fault of the receiving party; (ii) developed independently of and without reference to the information relating to the other party; (iii) received from a third party who had a legal right to disclose such information without restriction; or (iv) disclosed pursuant to applicable Law or Order.

Section 10.11Headings

.  The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12Severability

.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 10.13Third Parties

.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement, other than (i) the parties hereto and their permitted successors or assigns, (ii) the D&O Indemnified Parties as set forth in Section 5.18, (iii) Section 5.6, which is intended to benefit the Persons specified therein, (iv) Article IX and Sections 10.13, 10.14 and 10.15, which the Indemnified Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, and (v) the Lender Parties as set forth in Section 10.19.

Section 10.14Consent to Jurisdiction

. Except as otherwise provided in Section 10.19, each of the parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the Transactions.  Each of the parties hereto irrevocably and unconditionally waives and agrees not to plead or claim in any such court the defense of an inconvenient forum to the maintenance of such suit, action or proceeding.  Each of the parties further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in Section 10.7 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding.  Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law.

Section 10.15WAIVER OF JURY TRIAL

.  THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY CLOSING AGREEMENT (INCLUDING ANY SCHEDULE, ANNEX OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS.

Section 10.16Fulfillment of Obligations

.  Any obligation of Seller to Buyer under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Seller, shall be deemed to have been performed, satisfied or fulfilled by Seller.

Section 10.17Enforcement of Agreement

.

(a)Each party acknowledges and agrees that, prior to the Closing, the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller or Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, before or after the Closing each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of Law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.17 and (ii) the exclusive jurisdiction of the courts set forth in Section 10.14 hereof with respect to any action brought for any such remedy.

(b)Each party further agrees that (i) by seeking the remedies provided for in this Section 10.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 10.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.17 shall require any party to institute any action for (or limit any party's right to institute any action for) specific performance under this Section 10.17 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any action pursuant to this Section 10.17 or anything set forth in this Section 10.17 restrict or limit any such party's right to terminate this Agreement in accordance with Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.18Construction; Cooperation

.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any language from prior drafts of this Agreement, to the extent not included in the definitive version of this Agreement executed by the parties hereto, shall not be deemed to reflect the intention of any party hereto, or otherwise serve as parol evidence of any kind, with respect to the transactions contemplated hereby.

Section 10.19Debt Financing Party Arrangements

.  Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources or any other Person that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing the Debt Financing to Buyer or any of its Affiliates, and each of its or their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such debt financing (collectively, the “Lender Parties,”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Financing Commitment, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Parties in any way relating to the Debt Financing Commitment or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt FINANCING Commitment or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller and its respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (other than the Sold Companies after Closing) shall not have any rights or claims against any Lender Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Lender Party shall have any liability (whether in contract, in tort or otherwise) to Seller and its respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (other than the Sold Companies after Closing) for any obligations or liability of any party hereto under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith. Notwithstanding anything to the contrary contained in this Agreement, the Lender Parties are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 10.19, and Sections 10.1, 10.13 and 10.14, which cross-reference this Section 10.19, to the same extent as if the Financing Sources were parties to this Agreement. This Section 10.19, and Sections 10.1, 10.13 and 10.14, which cross-reference this Section 10.19, may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Lender Parties, which consent may be granted or withheld in the sole discretion of the Lender Parties.

Section 10.20Parent Guarantee

.

(a)Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and punctual payment, performance and discharge of all obligations of Buyer under this Agreement and the Closing Agreements (including payment of the Final Purchase Price and any damages for breach arising under this Agreement and the Closing Agreements) (collectively, the “Obligations”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Parent to enforce this guarantee, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such actions, and irrespective of whether Buyer or any other Person was primarily responsible for causing the breach of the Obligations. If Buyer fails to perform any of the Obligations requiring payment, in whole or in part, when such Obligation is due, Parent shall promptly pay such Obligation in lawful money of the United States and in any event within five (5) Business Days of receipt of written demand for payment from Seller. Seller may enforce Parent’s obligations under this Section 10.20 without first suing Buyer or joining Buyer in any suit against Parent, or enforcing any rights and remedies against Buyer, or otherwise pursuing or asserting any claims or rights against Buyer or any other Person or any of its or their property which may also be liable with respect to the matters for which Parent is liable under this Section 10.20 whether Buyer or any other Person was primarily responsible for causing the breach of the Obligations of Buyer.

(b)Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the existence of any claim, set-off or other right which Parent may have at any time against Buyer, whether in connection with the Obligations or otherwise; (ii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer; (iii) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer; (iv) any change in the corporate existence, structure or ownership of Buyer; (v) the adequacy of any other means Seller may have of obtaining payment of any of the Obligations; or

(vi) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement. Parent waives promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, any right to require the marshalling of assets of Buyer, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally.

(c)Seller shall not be obligated to file any claim relating to the Obligations in the event that Buyer becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of Seller to so file shall not affect Parent’s obligations. In the event that any payment to Seller in respect of an Obligation is rescinded or must otherwise be returned, and is returned, to Buyer in connection with any such proceeding, Parent shall remain liable hereunder with respect to its Obligations as if such payment had not been made.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

L-3 COMMUNICATIONS CORPORATION

By:	/s/ David M. Reilly Name: David M. Reilly Title:Vice President and Deputy General Counsel

CACI, INC.-FEDERAL

By:	/s/ Thomas A. Mutryn Name: Thomas A. Mutryn Title: Executive Vice President and Chief Financial Officer

CACI INTERNATIONAL INC

(solely for purposes of Section 10.20 hereof)

By:	/s/ Thomas A. Mutryn Name: Thomas A. Mutryn Title: Executive Vice President and Chief Financial Officer

[Stock Purchase Agreement – Signature Page]